                                                 File Pursuant to Rule 424(B)(5)
                                                      Registration No. 333-43317

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 22, 2004)

                                6,000,000 Shares

                             Glimcher Realty Trust

 8 1/8% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST
                     (LIQUIDATION PREFERENCE $25 PER SHARE)
                             ---------------------

WE ARE OFFERING 6,000,000 SHARES OF OUR 8 1/8% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.01 PER SHARE (THE "SERIES G PREFERRED SHARES"). WE WILL PAY CUMULATIVE DISTRIBUTIONS ON THE SERIES G PREFERRED SHARES FROM THE DATE OF ORIGINAL ISSUE AT THE RATE OF 8 1/8% PER ANNUM OF THE $25.00 LIQUIDATION PREFERENCE, OR $2.03125 PER SHARE PER ANNUM. DISTRIBUTIONS ON THE SERIES G PREFERRED SHARES WILL BE PAYABLE QUARTERLY ON OR ABOUT THE 15TH DAY OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, BEGINNING ON APRIL 15, 2004.

EXCEPT IN LIMITED CIRCUMSTANCES TO PRESERVE OUR STATUS AS A REAL ESTATE INVESTMENT TRUST, OR REIT, FOR FEDERAL INCOME TAX PURPOSES, WE MAY NOT REDEEM THE SERIES G PREFERRED SHARES UNTIL FEBRUARY 23, 2009. ON OR AFTER FEBRUARY 23, 2009, WE MAY, AT OUR OPTION, REDEEM THE SERIES G PREFERRED SHARES, IN WHOLE OR IN PART, FOR CASH AT A REDEMPTION PRICE OF $25.00 PER SHARE, PLUS ACCRUED AND UNPAID DISTRIBUTIONS, IF ANY, TO THE REDEMPTION DATE. THE SERIES G PREFERRED SHARES HAVE NO STATED MATURITY AND WILL NOT BE SUBJECT TO ANY SINKING FUND OR MANDATORY REDEMPTION AND WILL NOT BE CONVERTIBLE OR EXCHANGEABLE FOR ANY OTHER PROPERTY OR SECURITIES. HOLDERS OF SERIES G PREFERRED SHARES WILL GENERALLY HAVE NO VOTING RIGHTS, BUT WILL HAVE LIMITED VOTING RIGHTS IF WE FAIL TO PAY DIVIDENDS FOR SIX OR MORE QUARTERS (WHETHER OR NOT CONSECUTIVE) AND IN CERTAIN OTHER EVENTS.

TO PRESERVE OUR STATUS AS A REIT FOR FEDERAL INCOME TAX PURPOSES, WE IMPOSE CERTAIN RESTRICTIONS ON OWNERSHIP OF OUR SERIES G PREFERRED SHARES. SEE "DESCRIPTION OF SERIES G PREFERRED SHARES -- RESTRICTIONS ON OWNERSHIP AND TRANSFER" ON PAGE S-29 OF THIS PROSPECTUS SUPPLEMENT.
                             ---------------------

WE INTEND TO FILE AN APPLICATION TO LIST OUR SERIES G PREFERRED SHARES ON THE NEW YORK STOCK EXCHANGE, OR NYSE. IF THE APPLICATION IS APPROVED, TRADING OF THE SERIES G PREFERRED SHARES ON THE NYSE IS NOT EXPECTED TO BEGIN UNTIL 30 DAYS AFTER THE DATE OF INITIAL DELIVERY OF THE SHARES.
                             ---------------------

INVESTING IN OUR SERIES G PREFERRED SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-8.
                             ---------------------

                               PRICE $25 A SHARE
                             ---------------------

                                                                           Underwriting
                                                                           Discounts and   Proceeds to
                                                         Price to Public    Commissions      Company
                                                         ---------------   -------------   ------------
Per Share..............................................    $25.0000           $.7875         $24.2125
Total..................................................  $150,000,000       $4,725,000     $145,275,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series G Preferred Shares to purchasers on or about February 23, 2004.
                             ---------------------

MORGAN STANLEY                                         MCDONALD INVESTMENTS INC.

January 22, 2004

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
PROSPECTUS SUPPLEMENT
Cautionary Statement Concerning Forward-
  Looking Statements......................  S-2
Prospectus Supplement Summary.............  S-3
Risk Factors..............................  S-8
Use Of Proceeds...........................  S-15
Capitalization............................  S-16
Selected Financial Data...................  S-17
Ratios of EBITDA and Earnings to Combined
  Fixed Charges and Preferred Share
  Distributions...........................  S-18
Operating, Growth And Financing
  Strategies..............................  S-19
Portfolio Overview........................  S-20
Management................................  S-22
Description Of Series G Preferred
  Shares..................................  S-25
Additional Federal Income Tax
  Considerations..........................  S-31
Underwriters..............................  S-36
Legal Matters.............................  S-37

                                            PAGE
                                            ----
PROSPECTUS
Available Information.....................     2
Incorporation Of Certain Documents By
  Reference...............................     2
The Company...............................     3
Ratios Of Earnings To Fixed Charges and
  Preferred Share Distributions...........     4
Use Of Proceeds...........................     4
Description Of Preferred Shares...........     5
Description Of Common Shares..............    21
Description Of Warrants...................    23
Description Of Rights.....................    24
Federal Income Tax Considerations.........    24
Plan Of Distribution......................    36
ERISA Matters.............................    37
Legal Opinions............................    38
Experts...................................    38

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THEN.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include and incorporate by reference "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

                         PROSPECTUS SUPPLEMENT SUMMARY

     As used in this prospectus supplement and the accompanying prospectus, references to "we", "our" and the "Company" are references to Glimcher Realty Trust, a Maryland real estate investment trust, and Glimcher Properties Limited Partnership, a Delaware limited partnership, as well as all entities in which Glimcher Realty Trust has a majority ownership interest. The term "properties" refers to the 71 retail properties in which the Company held an interest as of September 30, 2003, unless another date is specified, in which case the term "properties" shall refer to the retail properties in which we held an interest as of that date.

     We have given the following terms specific meanings for purposes of this prospectus supplement:

     "Funds From Operations" or "FFO": The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of properties, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Our FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

                                  THE COMPANY

     Glimcher Realty Trust is a self-administered and self-managed Maryland real estate investment trust, or REIT, which commenced business operations in January 1994 at the time of its initial public offering. We own, lease, manage and develop a portfolio of retail properties consisting of regional and super regional malls and community shopping centers. As of September 30, 2003, we owned interests in and managed 71 properties, consisting of 24 mall properties and 47 community centers (including four single tenant retail properties) located in 22 states. The properties contain an aggregate of approximately 26.3 million square feet of gross leasable area, or GLA, of which approximately 89.4% was occupied at September 30, 2003.

     Our primary business objective is to achieve growth in net income and funds from operations, or FFO, by developing and acquiring retail properties, by improving the operating performance and value of our existing portfolio through selective expansion and renovation of our properties and by maintaining high occupancy rates, increasing minimum rents per square-foot of GLA and aggressively controlling costs.

     Key elements of our growth strategies and operating policies are to: (1) increase property values by aggressively marketing available GLA and renewing existing leases; (2) negotiate and sign leases which provide for regular or fixed contractual increases to minimum rents; (3) capitalize on management's long-standing relationships with national and regional retailers and extensive experience in marketing to local retailers, as well as exploit the leverage inherent in a larger portfolio of properties in order to lease available space;
(4) utilize our team management approach to increase productivity and efficiency; (5) acquire strategically located mall properties; (6) hold properties for long-term investment and emphasize regular maintenance, periodic renovation and capital improvements to preserve and maximize value; (7) selectively dispose of assets we believe have achieved their long term investment potential and re-deploy the proceeds; (8) control operating costs by utilizing our employees to perform management, leasing, marketing, finance, accounting, construction supervision, legal and information technology services; and (9) renovate, reconfigure or expand properties and utilize existing land available for expansion and development of outparcels to meet the needs of existing or new tenants. Additionally, we seek to utilize our development capabilities to develop quality properties at low costs.

     Our strategy is to be a leading REIT focusing on enclosed malls located primarily in the top 100 metropolitan statistical areas. We intend to continue investing in our existing mall properties and disposing of community centers as the marketplace creates favorable opportunities to do so. We expect to continue investing in select development opportunities and in strategic acquisitions of mall properties that provide growth potential. Our goal is to have our mall properties eventually comprise over 90% of our annualized minimum rents. As of September 30, 2003, the mall properties comprised 88% of our annualized minimum rents. We expect to finance our acquisition transactions with cash on hand, borrowings under credit facilities, proceeds from asset dispositions, proceeds from the issuance of equity or debt securities, or a combination of one or more of the foregoing.

     We were formed to continue the business of The Glimcher Company established in 1959 by Herbert Glimcher, our Chairman and Chief Executive Officer. Mr. Glimcher has been involved in the acquisition, leasing, management and development of retail properties for approximately 45 years. In addition to Herbert Glimcher, our senior management includes experienced professionals in development, leasing, finance, marketing, human resources and certain areas of the law. We believe our management team possesses the skill and sophistication necessary to execute our strategy.

     We execute our business plan with a team-oriented approach. We believe our team approach to property management and our ability to develop high quality and innovative retail properties on a cost effective basis combined with our established relationships with national and regional tenants and our extensive experience in understanding the needs of local tenants provide us with strategic advantages over other retail property operators and developers in the market areas in which we compete.

     Glimcher Realty Trust conducts its business through Glimcher Properties Limited Partnership, a Delaware limited partnership, and Glimcher Development Corporation, which is a taxable REIT subsidiary. Glimcher Properties Corporation, a wholly owned subsidiary of Glimcher Realty Trust, is the sole general partner of Glimcher Properties Limited Partnership. Our main office is located at 150 East Gay Street, Columbus, Ohio 43215 and our telephone number is: (614) 621-9000.

                              RECENT DEVELOPMENTS

     On January 5, 2004, we acquired from our joint venture partners the remaining 60.7% interest in Polaris Mall, LLC, the owner of Polaris Fashion Place, an approximately 1.6 million square foot upscale regional mall located in Columbus, Ohio, for approximately $46.5 million, consisting of $32.9 million in cash and the balance by the issuance of 594,342 operating units in Glimcher Properties Limited Partnership. Polaris Fashion Place is subject to an approximately $148.7 million mortgage which matures in 2013, bears interest at a fixed rate of 5.24% per annum and is being repaid based on a 30-year principal amortization schedule. As of September 30, 2003, the mall store occupancy was approximately 96.9%.

     On January 5, 2004, we acquired from our joint venture partner the remaining 50% interest in Polaris Center, LLC, owner of the Polaris Towne Center, a 443,165 square foot community center located in Columbus, Ohio, for approximately $10.0 million, which was paid for all in cash. The Polaris Towne Center is subject to an approximately $41.8 million mortgage which matures in 2010, bears interest at a fixed rate of 8.20% per annum and is being repaid based on a 30 year principal amortization schedule. As of September 30, 2003, the occupancy was approximately 93.4%.

     After completing the acquisition of our joint venture partners' remaining interests in Polaris Fashion Place and Polaris Towne Center, we no longer own any properties through joint ventures.

     On December 22, 2003, we purchased Eastland Mall, a 940,000 square foot mall in Columbus, Ohio, for $29.65 million. The purchase price was paid for with
(i) a $24.0 million three-year bank loan bearing interest at LIBOR plus 2% per annum and (ii) approximately $5.0 million in borrowings under our $150 million secured credit facility. As of December 31, 2003, mall store occupancy was approximately 78%. We have a letter of intent with The May Department Stores to construct a new 120,000 square foot Kaufmann's department store, which is expected to open in fall 2005. With the addition of Kaufmann's and some additional planned retail space, Eastland Mall is expected to encompass over 1 million square feet of GLA by December 31, 2005.

     Consistent with our strategy to focus on our regional mall portfolio, in December 2003, we sold Linden Corners, a 80,010 square foot community center in Buffalo, New York, for $1.6 million in cash. In October

2003, we sold Morningside Plaza, a 75,155 square foot community center in Dade City, Florida for $3.75 million in cash.

     In October 2003, we obtained a $114 million mortgage for the Mall at Fairfield Commons, located in Dayton, Ohio, that will mature on November 1, 2014. The mortgage bears interest at a fixed rate of 5.45% per annum and is being repaid based on a 30-year principal amortization schedule. The proceeds were used to repay borrowings under our secured credit facility.

     In October 2003, we entered into a new $150 million secured bank credit facility. The interest on the facility will range from LIBOR plus 1.15% to LIBOR plus 1.70% per annum depending upon our ratio of debt to total assets. The facility will expire on October 16, 2006 and is secured by three malls and eleven community centers.

                                  THE OFFERING

Series G Preferred Shares
Offered.......................   6,000,000 Series G Preferred Shares

Use Of Proceeds...............   The proceeds from the sale of the Series G
                                 Preferred Shares, after deducting the
                                 underwriters' discounts and commissions and our expenses of the offering, are estimated to be $144.85 million. We will use approximately
                                 $16.9 million of the net proceeds to repay substantially all subordinated mortgage debt relating to our Great Mall of the Great Plains in Olathe, Kansas. We will use approximately
                                 $127.95 million to fund substantially all of the redemption price to redeem all of our 9 1/4% Series B Cumulative Redeemable Preferred
                                 Shares.

Ranking.......................   With respect to the payment of distributions
                                 and amounts upon liquidation, the Series G
                                 Preferred Shares will rank senior to our common shares of beneficial interest and equal to our Series B Preferred Shares and Series F
                                 Preferred Shares.

Distributions.................   Distributions on the Series G Preferred Shares
                                 are cumulative from the date of original issue and are payable quarterly on or about the 15th day of January, April, July and October of each year, commencing on April 15, 2004, at the rate of 8 1/8% per annum of the $25.00 liquidation preference (equivalent to $2.03125 per share per annum). The first distribution on April 15, 2004 will be for less than a full quarter.

Liquidation Rights............   The liquidation preference for each Series G
                                 Preferred Share is $25.00, plus an amount equal to all accrued and unpaid distributions
                                 (whether or not declared).

Redemption....................   We may not redeem the Series G Preferred Shares
                                 prior to February 23, 2009, except in limited circumstances to preserve our qualification as a REIT for Federal income tax purposes. On or after February 23, 2009, we may, at our option, redeem the Series G Preferred Shares, in whole or in part, for cash at a redemption price of $25.00 per share, plus distributions accrued and unpaid, if any (whether or not declared), to the redemption date.

Voting Rights.................   Holders of Series G Preferred Shares will
                                 generally have no voting rights except as required by law. However, if we do not pay distributions on our Series G Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series G
                                 Preferred Shares (voting together with the holders of any other series of our preferred shares which has similar voting rights) will be entitled to vote for the election of two additional trustees on our Board of Trustees until we pay all distributions we owe on our preferred shares. In addition, certain changes to the terms of the Series G Preferred Shares that would be materially adverse to the rights of holders of the Series G Preferred Shares cannot be made without the vote of holders of at least two-thirds of the outstanding Series G
                                 Preferred Shares.

Conversion....................   The Series G Preferred Shares are not
                                 convertible into or exchangeable for any other property or securities.

Maturity......................   The Series G Preferred Shares have no maturity
                                 date and we are not required to redeem them.
                                 Accordingly, the Series G Preferred Shares will remain outstanding indefinitely unless we decide to redeem them. We are not required to set aside funds to redeem the Series G
                                 Preferred Shares.

Restriction of Ownership......   Ownership by any holder of our Series G
                                 Preferred Shares is limited, with certain exceptions, to (i) 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest and (ii) 9.9% of the lesser of the number or value of our outstanding Series G Preferred Shares.

Listing.......................   We intend to file an application to list the
                                 Series G Preferred Shares on the NYSE. If the application is approved, trading of the Series
                                 G Preferred Shares on the NYSE is not expected to begin until 30 days after the date of initial delivery of the shares. The underwriters have advised us that they intend to make a market in the Series G Preferred
                                 Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series G Preferred shares will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

                                  RISK FACTORS

     In addition to other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following factors before purchasing our Series G Preferred Shares.

WE ARE SUBJECT TO RISKS INHERENT IN OWNING REAL ESTATE INVESTMENTS.

     Real property investments are subject to varying degrees of risk. If our properties do not generate sufficient income to meet operating expenses and other required expenditures, our ability to make distributions to you and the value of your shares will be adversely affected. Our income may be adversely affected by the general economic climate, local economic conditions, and other local conditions. Examples of other local conditions that could adversely affect our income include oversupply of space or reduced demand for rental space and newly developed properties, the attractiveness of our properties compared to other space, our ability to provide adequate maintenance, and fluctuation in real estate taxes, insurance and other operating costs. We are covered under our all risk property insurance policies in the amount of $200 million per incident for acts of terrorism on our consolidated real estate assets through January 1, 2005. There can be no assurance that we will be able to obtain terrorism insurance on our properties after that date or, if we can, that the premiums for the insurance will be reasonable. Income and real estate values may also be adversely affected by applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to sell our properties quickly in response to changes in economic or other conditions will be limited. In certain areas of the country there may be an oversupply of retail space. We cannot be sure that we will be able to lease space as tenants move out or as to the rents we may be able to charge the new tenants at such space.

BANKRUPTCY OF OUR TENANTS OR DOWNTURNS IN OUR TENANTS' BUSINESSES MAY REDUCE OUR CASH FLOW.

     Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant of our properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of that tenant's lease and thereby cause a reduction in the cash available for distribution. If a tenant files for bankruptcy, we cannot be sure that it will affirm its lease and continue to make rental payments in a timely manner. Some of our rents are based on a percentage of our tenants' sales. A downturn in a tenant's business may weaken its financial condition and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, certain of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect our cash available for distribution and the value of your shares.

WE FACE SIGNIFICANT COMPETITION WHICH MAY DECREASE THE OCCUPANCY AND RENTAL RATES OF OUR PROPERTIES.

     We compete with many commercial developers, real estate companies and major retailers. Some of these entities develop or own malls, value-oriented retail properties and community shopping centers that compete with us for tenants. We face competition for prime locations and for tenants. New regional malls or other retail shopping centers with more convenient locations or better rents may attract our tenants or cause them to seek more favorable lease terms at or prior to renewal. In addition, many traditional retailers compete for the same consumers. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

WE RELY ON MAJOR TENANTS.

     At September 30, 2003, our three largest tenants were The Limited, Inc., The Gap, Inc. and Saks, Incorporated. The Limited, Inc. represented 3.9%, The Gap, Inc. represented 3.1% and Saks, Incorporated represented 2.4% of our annualized minimum rents. No other tenant represented more than 2.0% of the aggregate annualized minimum rents of our properties as of such date. Our financial position and our ability to make distributions may be adversely affected by the bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its lease as it expires.

OUR OPERATIONS COULD BE AFFECTED IF WE LOST KEY MANAGEMENT PERSONNEL.

     Our executive officers have substantial experience in owning, operating, managing, acquiring and developing shopping centers. Our success will depend in large part upon the efforts of these executives, and we cannot guarantee that they will remain with us. The loss of key management personnel could have a negative impact on our operations. In addition, there are no restrictions on the ability of these executives to compete with us after termination of their employment.

DEBT FINANCING COULD ADVERSELY AFFECT OUR PERFORMANCE.

     We had $1.3 billion of combined mortgage indebtedness and credit facility borrowings outstanding as of December 31, 2003. Of our outstanding debt, $263.1 million matures during 2004. As of December 31, 2003, we have borrowed $80.8 million from our $150 million secured credit facility which matures on October 16, 2006. A number of our outstanding loans will require lump sum or "balloon" payments for the outstanding principal balance at maturity, and we may finance future investments in the same manner. Our ability to repay indebtedness at maturity or otherwise may depend on our ability either to refinance such indebtedness or to sell our properties. We have no refinancing commitments covering any existing or future indebtedness. We cannot be sure that refinancing will be available on reasonable terms and conditions, that asset sales will occur or that the proceeds received from asset sales will be sufficient to enable us to make the required payments at maturity of our indebtedness. If we are unable to repay any of our debt at or before maturity, we may have to borrow against properties that are not encumbered or under our credit facility, to the extent we have availability thereunder, to make such repayments. In addition, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which could reduce the value of our shares and the distributions payable to you. Fourteen of our properties are pledged as security for repayment of mortgage indebtedness or indebtedness under our credit facility.

OUR BOARD OF TRUSTEES HAS UNLIMITED AUTHORITY TO INCREASE THE AMOUNT OF DEBT WE MAY INCUR.

     Our Board of Trustees determines our financing policies and can amend or revise those policies at any time without a vote of our shareholders. In addition, our organizational documents do not limit the amount of indebtedness that we may incur or the ratio of debt to total market capitalization that we must maintain. Although our trustees have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. We may also, without shareholder vote, continue to use leverage through borrowing under our credit facility and on our unencumbered properties to increase the number and size of our investments. Our use of leverage presents an additional element of risk if cash flow from our properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended and in effect (the "Code").

OUR FINANCIAL CONDITION AND DISTRIBUTIONS COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS.

     Our mortgage indebtedness and credit facility impose certain financial and operating restrictions on us and our properties and also impose restrictions on subordinated financing secured by such properties and financings of our other assets and properties. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, our credit facility requires us to meet certain financial tests and some of our mortgage indebtedness provides for prepayment penalties, each of which could restrict our financial flexibility.

DISTRIBUTIONS UPON THE SERIES G PREFERRED SHARES MAY AT CERTAIN TIMES BE PROHIBITED BY AGREEMENTS INTO WHICH WE HAVE ENTERED.

     Our Board of Trustees will not authorize, and we will not pay or set aside for payment, any distributions on the Series G Preferred Shares at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

CERTAIN OF OUR FINANCING ARRANGEMENTS CONTAIN LIMITATIONS ON THE AMOUNT OF DEBT WE MAY INCUR.

     Our credit facility is the most restrictive of our financing arrangements, and as of December 31, 2003, our total borrowings outstanding under our credit facility were $80.8 million, and the additional amount that we may borrow from this facility or other sources based upon the restrictive covenants in the credit facility is $156.5 million as of December 31, 2003. Our ratio of debt to total market capitalization was 56.2% as of September 30, 2003, and 55.5% as of December 31, 2003. As used herein, "total market capitalization" means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Glimcher Properties Limited Partnership (based on the closing price of our shares as of September 30, 2003 and December 31, 2003).

AN INCREASE IN INTEREST RATES COULD CAUSE A DECREASE IN THE MARKET PRICE OF THE SERIES G PREFERRED SHARES.

     A variety of factors may influence the price of our Series G Preferred Shares in public trading markets. We believe that investors generally perceive REITs as yield-driven investments and compare the annual yield from distributions by REITs with yields on various other types of financial instruments. Thus, an increase in market interest rates generally could adversely affect the market price of our Series G Preferred Shares.

OUR VARIABLE RATE DEBT OBLIGATIONS MAY IMPEDE OUR OPERATING PERFORMANCE AND PUT US AT A COMPETITIVE DISADVANTAGE.

     Required repayments of debt and related interest can adversely affect our operating performance. As of December 31, 2003, approximately $205.6 million of our indebtedness bears interest at a variable rate, and we have the ability to borrow up to an additional $65.0 million under our existing credit facility, which bears interest at a variable rate. Increases in interest rates on our existing indebtedness would increase our interest expense, which could adversely affect our cash flow and our ability to pay distributions. For example, if market rates of interest on our variable rate debt outstanding as of December 31, 2003, increased by 100 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $1.7 million annually.

THERE IS NO PUBLIC MARKET FOR THE SERIES G PREFERRED SHARES.

     Prior to this offering, there has been no public market for our Series G Preferred Shares, and there can be no assurance that an active trading market for our Series G Preferred Shares will develop or continue upon completion of the offering. Due to the absence of any prior public market for the Series G Preferred Shares, there can be no assurance that the public offering price will correspond to the price at which the Series G Preferred Shares will trade in the public market subsequent to the offering. We will apply to list the Series G Preferred Shares on the NYSE. However, we cannot assure you that the Series G Preferred Shares will be approved for listing on the NYSE. If the application is approved, trading of the Series G Preferred Shares on the NYSE is not expected to begin until 30 days after the date of initial delivery of the shares.

WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL ISSUES.

     Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive

Environmental Response, Compensation & Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the presence of such hazardous substances. In connection with the ownership or operation of our properties, we could be liable for such costs in the future. The costs of any required remediation and liability therefore as to any property could be substantial under these enactments and could exceed the value of the property and or our aggregate assets. The presence of hazardous or toxic substances, or the failure to properly remediate such substances, also may adversely affect our ability to sell or rent a property or to borrow funds using such property as collateral. In addition, environmental laws may impose restrictions on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance.

     We do not believe that we currently are subject to any material environmental remediation obligations. However, we cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property or of complying with future environmental requirements could be substantial and affect our operating results.

WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS.

     Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements related to access and use by disabled persons. We may incur additional costs of complying with the Americans with Disabilities Act in the future. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of complying with these laws. If we incur substantial costs to comply with this statute and any other legislation, our financial condition, results of operations, cash flow, the value of your shares and our ability to pay distributions to you could be adversely affected.

WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP PROPERTIES OR OPERATE DEVELOPED PROPERTIES.

     We intend to selectively pursue development projects. However, as a result of economic and other conditions, development projects may not be pursued or may be completed later or with higher costs than anticipated. These projects generally require various governmental and other approvals, which we cannot be sure we will receive. Development activities involve significant risks. These risks include the expenditure of funds on and devotion of our time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that we may not be able to obtain construction financing and permanent financing and the risk that such financing terms may not be favorable to us; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

WE ARE SUBJECT TO CERTAIN LIMITATIONS ON PROPERTY SALES AND CONFLICTS OF
INTEREST.

     Glimcher Properties Limited Partnership may not enter into certain transactions, including the sale of all or substantially all of its assets, without consent from the holders of a majority of the units of partnership interest in Glimcher Properties Limited Partnership (excluding Glimcher Realty Trust). This majority vote requirement effectively means that any such transaction must be approved by Herbert Glimcher and his sons David Glimcher and Michael Glimcher because, together with their spouses, they own approximately 4.8% of the units in Glimcher Properties Limited Partnership (which constitutes a majority of the units in Glimcher Properties Limited Partnership other than those owned by Glimcher Realty Trust) outstanding as of January 5, 2004. This veto right may limit our ability to enter into a liquidating transaction that may be in our shareholders' interest.

     As a result of Herbert Glimcher's, David Glimcher's and Michael Glimcher's status as holders of both common shares and units, they have interests that conflict with our shareholders with respect to business decisions affecting Glimcher Realty Trust and Glimcher Properties Limited Partnership. In particular, as holders of units, they may suffer different and/or more adverse tax consequences than Glimcher Realty Trust upon the sale or refinancing of some of our properties due to unrealized gains attributable to these properties.

Therefore, Glimcher Realty Trust may have objectives different from Herbert Glimcher, David Glimcher and Michael Glimcher regarding the appropriate pricing and timing of any sale or refinancing of certain of our properties. Although we (through a wholly owned subsidiary), as the sole general partner of Glimcher Properties Limited Partnership, have the exclusive authority as to whether and on what terms to sell, refinance or seek to purchase an interest in an individual property, Herbert Glimcher, David Glimcher and Michael Glimcher might seek to influence our decisions with respect to these actions, even though those actions might otherwise be financially advantageous or adverse to Glimcher Realty Trust. They also may seek to influence us to refinance a property with a higher level of debt than would be in Glimcher Realty Trust's best interests.

THE RESULTS OF OPERATIONS FOR OUR PROPERTIES DEPEND ON THE ECONOMIC CONDITIONS OF THE REGIONS OF THE UNITED STATES IN WHICH THEY ARE LOCATED.

     Our results of operations and distributions to you will be subject generally to economic conditions in the regions in which our properties are located. For the nine months ended September 30, 2003, approximately 21.6% of our annualized minimum rents came from properties in Ohio. As described in this prospectus supplement, subsequent to September 30, 2003, we acquired the remaining interests in Polaris Mall, LLC., the owner of Polaris Fashion Place and Polaris Center, LLC., the owner of Polaris Towne Center, a community center, and we purchased Eastland Mall, each of which are located in Columbus, Ohio. Including the two Polaris properties only, as of September 30, 2003, the percentage of annualized minimum rents from properties in Ohio would have been 26.9%.

OUR ABILITY TO OPERATE OR DISPOSE OF ANY PARTIALLY-OWNED PROPERTIES WE MAY ACQUIRE MAY BE RESTRICTED.

     Although we no longer own partial interests in properties, we may in the future. Partnership or joint venture investments may involve risks not otherwise present for wholly owned properties. These risks include the possibility that our partners or co-venturers might become bankrupt, might have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy to maintain our qualification as a REIT. We may need the consent of our partners for major decisions affecting properties that are partially owned. Joint venture agreements may also contain provisions that could force us to sell all of our interest in, or buy all of our partners' interests in, such entity or property. These provisions may be triggered at a time when it is not advantageous for us to either buy our partners' interests or sell our interest. Additionally, if we serve as the managing member of a property-owning joint venture, we may have certain fiduciary responsibilities to the other participants in such entity. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

THERE ARE LIMITS ON THE OWNERSHIP OF OUR SHARES OF BENEFICIAL INTEREST AND LIMITS ON CHANGES IN CONTROL RESULTING FROM A STAGGERED BOARD AND OUR ABILITY TO ISSUE PREFERRED SHARES.

     In order to maintain our qualification as a REIT for Federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year.

     To ensure that we will not fail to qualify as a REIT under this test, our organizational documents authorize the trustees to take such action as may be required to preserve our qualification as a REIT and to limit any person, other than Herbert Glimcher, David Glimcher and any of our trustees, employees and other persons approved by the trustees, to direct or indirect ownership of (i) 8.0% of the lesser of the number or value of our outstanding shares of beneficial interest, (ii) 9.9% of the lesser of the number or value of the total Series B Preferred Shares outstanding, (iii) 9.9% of the lesser of the number or value of the total Series F Preferred Shares outstanding and (iv) 9.9% of the lesser of the number or value of the total Series G Preferred Shares outstanding. The trustees may not grant exemptions from these ownership limitations if it would cause our status as a REIT to terminate for Federal income tax purposes. Herbert Glimcher and David Glimcher are limited to an aggregate of 25% direct or indirect ownership of our shares of beneficial interest. The trustees have also granted an exemption to Cohen & Steers Capital Management, Inc. permitting them to own, directly or indirectly, of record or beneficially, (i) up to 600,000 Series F Preferred Shares and (ii) up to 14.9% of the lesser of the number or value of the outstanding shares of any other class of our equity securities. However, in no event, shall they be permitted to own, directly or indirectly, of record or beneficially, more than 14.9% of the lesser of the number or value of all outstanding shares of our equity securities. Despite these provisions, we cannot be sure that there will not be five or fewer individuals who will own more than 50% in value of our outstanding shares of beneficial interest, thereby causing us to fail to qualify as a REIT. The ownership limits may also discourage a change of control of the Company.

     Our Board of Trustees is divided into three classes. The terms of Class I, Class II and Class III trustees currently expire in 2004, 2005 and 2006, respectively. Trustees for each class will be chosen for a three year term upon the expiration of their current term, and each year one class of trustees will be elected by our shareholders. The staggered terms for trustees may affect the ability of our shareholders to change control of the Company even if a change of control were in the interests of our shareholders.

     Our Declaration of Trust authorizes our Board of Trustees to establish one or more series of preferred shares and to determine the preferences, rights and other terms of any series. Following the offering and our use of the proceeds from the offering, we will have outstanding 6,000,000 Series G Preferred Shares having a total liquidation preference of $150,000,000, 2,400,000 Series F Preferred Shares having a total liquidation preference of $60,000,000 and 35,066,111 common shares based on our number of common shares outstanding as of December 31, 2003. Our Board of Trustees could authorize us to issue other series of preferred shares that could deter or impede a merger, tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which our shareholders might receive a premium for their shares over the then current market price of such shares.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO YOU.

     We believe that we have qualified as a REIT under the Code since 1994. We cannot be sure that we will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT under the Code. In addition, we cannot be sure that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws relating to REITs, or the Federal income tax consequences of REIT qualification. Congress has proposed legislation to modify certain tax rules concerning REITs. It is not known whether these or other laws will be enacted in the future and, if enacted, what impact they will have on our ability to operate as a REIT.

     If we fail to qualify as a REIT, we will be subject to Federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate income tax rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which our qualification is lost. That would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability imposed for the year or years involved. In addition, we would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to our shareholders may have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

OUR OWNERSHIP INTERESTS IN CERTAIN PARTNERSHIPS AND OTHER VENTURES ARE SUBJECT TO CERTAIN TAX RISKS.

     All of our property interests and other investments are made or held through Glimcher Properties Limited Partnership or partnerships, limited liability companies or other ventures in which Glimcher Properties Limited Partnership has an interest (the "Subsidiary Partnerships"). The ownership of these interests may involve special tax risks for us. These risks include possible challenge by the Internal Revenue Service ("IRS") of allocations of income and expense items which could affect the computation of our taxable income, or a challenge to the status of Glimcher Properties Limited Partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for Federal income tax purposes, as well as the possibility of action being taken by us, Glimcher Properties Limited Partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect our qualification as a REIT, for example, by requiring the sale of a property. We believe that Glimcher Properties Limited Partnership and each of the Subsidiary Partnerships have been and will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Glimcher Properties Limited Partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation. If our ownership interest in any entity taxable as a corporation exceeded 10% (in terms of vote or value) of such entity's outstanding securities (unless such entity were a "taxable REIT subsidiary," or a "qualified REIT subsidiary," as those terms are defined in the Code) or the value of our interest in any such entity exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of these entities to us would be treated as dividends, to the extent of earnings and profits; and we would not be able to deduct our share of losses, if any, generated by such entity in computing its taxable income.

WE MAY HAVE TO ACCESS OTHER SOURCES OF FUNDS IN ORDER TO MEET OUR REIT DISTRIBUTION REQUIREMENTS.

     In order to qualify to be taxed as a REIT, we must make annual distributions to shareholders of at least 90% of our REIT taxable income (determined by excluding any net capital gain). The amount available for distribution will be affected by a number of factors, including cash flow generated by our properties, distributions received from our subsidiaries, our operating expenses and our capital expenditures. We have sold a number of non-core assets and intend in the future to sell additional selected non-core assets. The loss of rental income associated with the properties we sell will in turn affect our net income and FFO. In order to maintain our status as a REIT, we may be required to make distributions in excess of net income and FFO. In such case, we may find it necessary to arrange for short-term (or possibly long-term) borrowings, or to issue preferred or other securities, to raise funds.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the Series G Preferred Shares offered by this prospectus supplement, which are expected to be $144.85 million after
(i) deducting the underwriters' discounts and commissions and (ii) the payment of estimated expenses of the offering of approximately $425,000, will be contributed to Glimcher Properties Limited Partnership in exchange for preferred units in Glimcher Properties Limited Partnership, the economic terms of which will be substantially identical to the Series G Preferred Shares. Glimcher Properties Limited Partnership will be required to make all required distributions on the preferred units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and the liquidation preference amount on the Series G Preferred Shares) prior to any distribution of cash or assets to the holders of units or any other equity interests in Glimcher Properties Limited Partnership, except for any other series of preferred units having equal ranking as to distributions and/ or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT under the Code.

     We will use approximately $16.9 million of the net proceeds to repay substantially all of our $17.0 million in borrowings outstanding on subordinated mortgage debt relating to our Great Mall of the Great Plains in Olathe, Kansas. The balance of this debt will be paid at or about the time of the closing of this offering from other sources. The subordinated mortgage debt matures in July 2004 and currently bears interest at LIBOR plus 8.0% per annum.

     We will use approximately $127.95 million of the net proceeds to fund substantially all of the redemption price to redeem all of our 9 1/4 Series B Cumulative Redeemable Preferred Shares. The aggregate redemption price will be approximately $128.9 million.

     Pending these uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts.

                                 CAPITALIZATION

     The following table sets forth our capitalization on an actual basis as of September 30, 2003, and (A) as adjusted to reflect (i) the disposition of Morningside Plaza, (ii) the disposition of Linden Corners, (iii) the acquisition from our joint venture partners of the remaining 60.7% interest in Polaris Mall LLC, the owner of Polaris Fashion Place, and the remaining 50% interest in Polaris Center, LLC, the owner of Polaris Towne Center, (iv) the acquisition of Eastland Mall and (B) as further adjusted to reflect (v) the sale of 6,000,000 of our Series G Preferred Shares and (vi) the application of the net proceeds from the offering to repay the $16.9 million of the balance outstanding on a subordinated loan relating to Great Mall of the Great Plains, and to redeem all of Series B Preferred Shares.

                                                                  AS OF SEPTEMBER 30, 2003
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
                                                       ----------------------------------------------
                                                         ACTUAL     AS ADJUSTED   AS FURTHER ADJUSTED
                                                       ----------   -----------   -------------------
Debt:
  Notes payable......................................  $  125,200   $  134,050           134,050
  Mortgage notes payable.............................   1,145,243    1,393,543         1,376,643
                                                       ----------   ----------        ----------
     Total debt......................................  $1,270,443   $1,527,593        $1,510,693
                                                       ----------   ----------        ----------
Minority interest in partnership.....................      26,460       28,680            28,680
                                                       ----------   ----------        ----------
Shareholders' equity:
  Series G cumulative redeemable preferred shares of
     beneficial interest, 6,900,000 shares
     authorized, no shares issued and outstanding
     6,000,000 shares issued and outstanding as
     further adjusted) (1)...........................                                    150,000
  Series F cumulative redeemable preferred shares of
     beneficial interest, 2,800,000 shares
     authorized, 2,400,000 shares issued and
     outstanding (2,400,000 shares issued and
     outstanding as adjusted) (1)....................      60,000       60,000            60,000
  Series B cumulative redeemable preferred shares of
     beneficial interest, 5,520,000 shares
     authorized, 5,118,000 issued and outstanding
     (5,118,000 shares issued and outstanding as
     adjusted, and no shares outstanding as further
     adjusted) (1)...................................     127,950      127,950
  Common shares of beneficial interest, $0.01 par
     value per share, 35,002,485 shares issued and
     outstanding (35,002,485 shares issued and
     outstanding as adjusted) (1) (2)................         350          350               350
Additional paid in capital...........................     513,061      524,405           524,133
Distribution in excess of accumulated earnings.......    (253,476)    (253,476)         (253,476)
Accumulated other comprehensive income (loss)........      (3,159)      (3,159)           (3,159)
                                                       ----------   ----------        ----------
     Total shareholders' equity......................     444,726      456,070           477,848
                                                       ----------   ----------        ----------
  Total capitalization...............................  $1,741,629   $2,012,343         2,017,221
                                                       ==========   ==========        ==========

---------------

(1) Our Declaration of Trust authorizes us to issue up to 100,000,000 shares of beneficial interest consisting of common shares or one or more series of preferred shares of beneficial interest which includes (a) 6,900,000 Series G Preferred Shares previously authorized, none of which are issued and outstanding, (b) 2,800,000 Series F Preferred Shares previously authorized, 2,400,000 of which are issued and outstanding and (c) 5,520,000 Series B Preferred Shares previously authorized, 5,118,000 of which are issued and outstanding.

(2) Common shares issued and outstanding and as adjusted excludes (i) 3,016,616 common shares which may be issued upon redemption of units of partnership interest of Glimcher Properties Limited Partnership and (ii) 2,265,189 common shares which may be issued upon exercise of outstanding options at September 30, 2003, granted under our 1993 Employee Share Option Plan, our 1993 Trustee Share Option Plan and our 1997 Incentive Plan.

                            SELECTED FINANCIAL DATA

     The following table sets forth our Selected Financial Data. You should read this information in conjunction with our financial statements and Management's Discussion and Analysis of the Financial Condition and Results of Operations included in our Form 10-K for the fiscal year ended December 31, 2002, and Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

                                                                                                         FOR THE NINE MONTHS
                                                     FOR THE YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                      --------------------------------------------------------------   -----------------------
                                         2002         2001         2000         1999         1998         2003         2002
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                             (UNAUDITED)
OPERATING DATA (IN THOUSANDS, EXCEPT
  PER SHARE AMOUNTS)(1):
Total revenues......................  $  270,179   $  250,939   $  210,822   $  191,919   $  149,978   $  224,002   $  188,525
Operating income....................      99,601       92,238       94,267       88,214       71,122       69,154       69,874
Interest expense....................      84,104       84,545       81,255       60,747       43,894       59,127       65,373
Equity in income (loss) of
  unconsolidated entities...........       3,079        2,040        3,607       (4,570)      (2,388)       1,673        2,095
Interest income.....................         634        1,187        2,341        1,530        1,880          153          440
Loss (gain) on sales of
  properties........................                     (610)       4,358          (12)                   (2,264)       3,304
Minority interest in operating
  partnership.......................       2,334        3,519        2,365        2,316        2,623          131        1,307
Net income..........................      36,255       24,700       40,950       41,128       40,990       11,047       22,288
Preferred stock dividends...........      11,833       15,777       22,469       21,620       20,079        9,414        8,875
Net income available to common
  shareholders......................      24,421       31,363       18,481       19,508       20,911        1,633       13,413
Per common share data:
Earnings per share (diluted)........        0.75         1.12         0.78         0.82         0.88         0.05         0.42
Distributions per share.............      1.9232       1.9232       1.9232       1.9232       1.9232       1.4424       1.4424
BALANCE SHEET DATA (IN THOUSANDS):
Net property and equipment..........  $1,470,083   $1,549,681   $1,358,006   $1,374,965   $1,291,412   $1,684,187   $1,540,635
Investment in unconsolidated real
  estate entities...................      23,047       48,001      137,691      121,777      200,205        8,889       20,661
Total assets........................   1,632,433    1,758,519    1,589,545    1,585,608    1,558,495    1,822,456    1,697,039
Total debt..........................   1,095,930    1,246,741    1,069,466    1,032,229      994,011    1,270,443    1,149,232
Redeemable preferred shares.........                                90,000       90,000       90,000
Total shareholders' equity..........     426,492      396,525      339,947      365,660      391,075      444,726      430,518
OTHER DATA (IN THOUSANDS, EXCEPT
  PROPERTIES AND OCCUPANCY):
Cash provided by operating
  activities........................  $   70,812   $  102,764   $   75,168   $   97,120   $   76,796   $   77,018   $   54,742
Cash (used in) provided by investing
  activities........................     175,697      (57,882)       3,125      (12,621)    (409,015)    (173,275)      89,678
Cash (used in) provided by financing
  activities........................    (243,909)     (41,587)     (81,918)     (84,409)     333,734       96,707     (142,499)
Number of properties(2)(3)..........          73          102          111          126          125           71           84
Total GLA(3)........................      25,716       31,121       30,518       31,883       30,334       26.274       27,914
Occupancy rate %(2)(3)..............        88.9%        91.7%        93.6%        94.5%        93.8%        89.4%        89.0%

---------------

(1) Operating data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have not been restated to reflect the impact of SFAS No. 144 for 2003 property dispositions.

(2) Number of properties open at the end of the period. Occupancy of the properties is defined as any space where a tenant is open and/or paying rent at the date indicated, excluding all tenants with leases having an initial term of less than one year.

(3) 2002 includes 3.8 million square feet of GLA (four properties), 2001 includes 7.6 million square feet of GLA (eight properties), 2000 includes
    8.2 million square feet of GLA (nine properties), 1999 includes 8.6 million square feet of GLA (10 properties) and 1998 includes 7.1 million square feet of GLA (nine properties), owned by joint ventures in which Glimcher Properties Limited Partnership had interests ranging from 20.0% to 50.0%. As of January 5, 2004, after we acquired the remaining joint venture interests of our partners in Polaris Mall, LLC and Polaris Center, LLC, we no longer own any property through joint ventures.

            RATIOS OF EBITDA AND EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS

RATIO OF EBITDA TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

     The following table sets forth the ratio of EBITDA to combined fixed charges and preferred share distributions for the periods indicated:

                                                     NINE
                                                    MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,   --------------------------------
                                                     2003        2002   2001   2000   1999   1998
                                                 -------------   ----   ----   ----   ----   ----
Ratio of EBITDA to combined fixed charges and
  preferred share distributions................      1.73        1.76   1.55   1.56   1.52   1.53

     EBITDA is a widely used performance measure. We compute EBITDA as the sum of net income, interest expense, taxes, and depreciation and amortization. Given the nature of our business as a real estate owner and operator, we believe that the ratio of EBITDA to combined fixed charges and preferred share distributions, as opposed to the ratio of earnings to combined fixed charges and preferred share distributions, is helpful to investors as a measure of our operational performance because the EBITDA ratio excludes various items included in the earnings ratio that do not relate to or are not indicative of our operating performance. Accordingly, we believe EBITDA provides a meaningful performance measure particularly as it relates to our ability to meet our fixed charges and preferred share distribution requirements for the stated period.

     EBITDA should not be considered as an alternative to net income as an indicator of our financial performance, or as an alternative to cash flow from operating activities as a measure of our liquidity. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

                     RECONCILIATION OF NET INCOME TO EBITDA
                                 (IN THOUSANDS)

                                 NINE
                                MONTHS
                                 ENDED                     YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,   ----------------------------------------------------
                                 2003          2002       2001       2000       1999       1998
                             -------------   --------   --------   --------   --------   --------
Net income.................    $ 11,047      $ 36,254   $ 24,700   $ 40,950   $ 41,128   $ 40,990
Interest Expense...........      59,276        97,465     87,037     83,964     61,595     45,008
Taxes......................         752           672        492      1,001        562        929
Depreciation and
  amortization.............      48,768        61,570     60,230     47,446     41,556     33,464
                               --------      --------   --------   --------   --------   --------
EBITDA.....................    $119,843      $195,961   $172,459   $173,361   $144,841   $120,391
                               ========      ========   ========   ========   ========   ========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred share distributions for the periods indicated:

                                                     NINE
                                                    MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,   --------------------------------
                                                     2003        2002   2001   2000   1999   1998
                                                 -------------   ----   ----   ----   ----   ----
Ratio of earnings to combined fixed charges and
  preferred share distributions................      1.21        1.16   1.05   1.23   1.30   1.35

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, amortization of deferred financing costs (including amounts capitalized) and distributions payable on outstanding preferred shares. The interest component of rent expense is a reasonable approximation of the interest factor.

                   OPERATING, GROWTH AND FINANCING STRATEGIES

     We focus on our primary business objective of increasing shareholder value by implementing our operating, growth and financing strategies, which include:

     FOCUS ON ENCLOSED MALLS. Our strategy is to be a dominant REIT focusing on enclosed malls located primarily in the top 100 metropolitan statistical areas. We intend to continue redeveloping and refurbishing our existing mall properties and disposing of community centers as the marketplace creates favorable opportunities to do so. We expect to continue to pursue select development opportunities and strategic acquisitions of mall properties that provide growth potential. Our goal is to have our mall properties eventually comprise over 90% of our annualized minimum rent. As of September 30, 2003, our mall properties comprised 88% of our annualized minimum rent. We believe the regional mall portfolio has greater income growth potential than the community center portfolio. We also believe that a better opportunity exists to increase our mall portfolio's value by managing our mall assets to increase traffic and sales productivity and create higher market rents. The table below sets forth the number of square feet of gross leasable area by malls and community centers as of September 30, 2003 and as of December 31 in each of the years from 1994 through 2002.

                              GROSS LEASABLE AREA
                          (IN MILLIONS OF SQUARE FEET)

                                           AS OF                            AS OF DECEMBER 31,
                                       SEPTEMBER 30,   ------------------------------------------------------------
                                           2003        2002   2001   2000   1999   1998   1997   1996   1995   1994
                                       -------------   ----   ----   ----   ----   ----   ----   ----   ----   ----
Malls................................      20.9        19.8   19.8   18.4   18.3   16.9   11.8   5.1    4.2     4.2
Community Centers....................       5.4        5.9    11.3   12.2   13.6   13.4   13.7   13.5   9.0     8.1
                                           ----        ----   ----   ----   ----   ----   ----   ----   ----   ----
Total................................      26.3        25.7   31.1   30.5   31.9   30.3   25.5   18.6   13.2   12.3
                                           ====        ====   ====   ====   ====   ====   ====   ====   ====   ====

     GENERATE INTERNAL GROWTH. We seek to generate internal growth by increasing the shopping traffic, the number of our quality tenants and average rent per square foot at our malls. We also selectively expand and renovate our properties, in order to improve the operating performance and the value of our portfolio. We also use our employees to perform management, leasing and other services, use integrated information systems and other technologies, and enhance employee training to improve operating performance.

     CREATE OPERATING EFFICIENCIES. We control our operating costs by using our employees to perform management, leasing, marketing, finance, accounting, construction supervision, legal and data processing activities. We create more operating efficiencies by training employees to become capable real estate professionals and utilizing integrated information systems and other technology.

     ACQUISITIONS. We intend to primarily focus on mall properties in our acquisitions. We seek to selectively acquire strategically located properties in markets where management generally has extensive operating experience and/or where we can capitalize on our strong working relationships with retailers. We focus on enhancing acquired properties' operating performance through a comprehensive program of leasing, merchandising, reconfiguration, proactive management, renovation and expansion. We look to acquire retail properties which appeal to a wide range of national and regional tenants. We focus on properties, which individually or in combination with other properties that we own, are capable of becoming the dominant retail properties in their respective trade areas.

     SELECTIVE DISPOSITIONS. We intend to sell selected non-core assets in order to allow us to focus on our mall portfolio. Assets currently targeted for sale include single tenant properties and certain community centers that offer only modest growth potential. In 2002, we sold 30 properties for a total of $274.6 million, and in 2001 we sold 10 properties for $43.0 million. In 2003, we sold five properties and one anchor location at a community center for $24.8 million. We have used the proceeds from these sales principally to reduce debt. In the future, we intend to use the proceeds from asset sales to continue to reduce debt and/or to support our regional mall acquisition activities.

     DEVELOPMENT, EXPANSION AND RENOVATIONS. We plan to develop new properties as opportunities present themselves, with an emphasis on malls. We currently have land under option and are incurring pre-development costs in connection with the development of an anchored retail property in the northern Cincinnati, Ohio marketplace. Our management team has developed over 100 retail properties and has significant experience in all phases of the development process. We employ selective expansions and renovations in order to improve the operating performance and the competitive position of our existing portfolio. We also engage in an active redevelopment program with the objective of attracting innovative retailers which we believe will enhance our operating performance.

     STRENGTHEN OUR BALANCE SHEET. We have strengthened our balance sheet by reducing our debt-to-market capitalization ratio, which at September 30, 2003, was 56.2%, compared to 57.9% at December 31, 2002. Based on the closing price of our shares as of December 31, 2003, our debt-to-market capitalization ratio was 55.5%. We accomplished this reduction, in part, by repaying debt with proceeds from non-strategic asset sales. We will also attempt to develop a continually maturing fixed rate debt schedule and apply a portion of our operating cash flow in excess of existing dividend requirements to pay down debt.

                               PORTFOLIO OVERVIEW

     MALLS.

     Our malls provide a broad range of shopping alternatives to serve the needs of customers in all market segments. Each mall is anchored by multiple department stores such as The Bon-Ton, Boscov's, Dillard's, Elder-Beerman, JCPenney, Kohl's, Lazarus-Macy's, Lord & Taylor, Nordstrom, Meier & Frank Co., Neiman Marcus, Parisian, Proffitt's, Saks, Kaufmann's, Burdines, Foley's and Sears. Mall stores, most of which are national retailers, include Abercrombie & Fitch, American Eagle Outfitters, Barnes & Noble, Bath & Body Works, Finish Line, Footlocker, Hallmark, Kay Jewelers, Lerner New York, Limited Express, Pacific Sunwear, Radio Shack, The Disney Store, The Gap, The Limited, Old Navy, Victoria's Secret, Waldenbooks and Zales Jewelers. To provide a complete shopping, dining and entertainment experience, the malls generally have at least one theme restaurant, a food court offering a variety of fast food alternatives and, in certain of the malls, multiple screen movie theaters and other entertainment activities. Our largest operating mall has 1.6 million square feet of gross leasable area and approximately 140 stores, while our smallest has 224,000 square feet of gross leasable area and approximately 30 stores. The malls also have additional restaurants and retail businesses such as Chi-Chi's, Red Lobster and Toys "R" Us located along the perimeter of the parking areas.

     As of September 30, 2003, our malls accounted for 79.5% of the total gross leasable areas of our properties, and 88.0% of the total annualized minimum rents of our properties. Our malls had an overall mall store occupancy rate of 89.6% as of September 30, 2003.

     MALL DEVELOPMENT. During the past three years, we have developed one super-regional mall.

     Polaris Fashion Place. In October 2001, we opened Polaris Fashion Place, a new super-regional mall of approximately 1.6 million square feet on approximately 146.3 acres in northern Columbus, Ohio. The mall's department store anchors are Kaufmann's, Lord & Taylor, JCPenney, Lazarus, Saks Fifth Avenue, Sears and The Great Indoors. At September 30, 2003, mall store occupancy was 96.9%. The project was developed in a joint venture. On January 5, 2004, we completed the acquisition of the joint venture interests not previously owned by us. On July 30, 2003, May Department Stores Co. announced that it intends to divest itself of 32 Lord & Taylor stores, including the store at Polaris Fashion Place.

     MALL ACQUISITIONS.

     Eastland Mall, Columbus, Ohio. On December 22, 2003, we purchased Eastland Mall, a 940,000 square foot mall in Columbus, Ohio, for $29.65 million. The mall's department store anchors are JC Penney, Lazarus-Macy's and Sears. We have a letter of intent with the May Department Stores to construct a 120,000 square foot Kaufmann's department store, expected to open in fall of 2005. With the addition of Kaufmann's and some additional planned retail space, Eastland Mall is expected to encompass over 1 million square feet of GLA by December 31, 2005. The mall also includes 333,000 square feet of mall store GLA. As of December 31, 2003, the mall store occupancy was approximately 78%.

     WestShore Plaza. On August 27, 2003, we purchased WestShore Plaza, a fully enclosed regional mall totaling approximately 1.1 million square feet located in Tampa Florida, for approximately $153.0 million. The mall's anchor tenants are Burdines, JCPenney, Saks Fifth Avenue and Sears. The mall also includes a 62,000 square foot AMC Theater and approximately 315,000 square feet of mall store GLA. At September 30, 2003, mall store occupancy at WestShore Plaza was approximately 87.6%.

     We also own University Mall, a fully enclosed regional mall totaling approximately 1.3 million square feet located in Tampa, Florida. Accordingly, our acquisition of WestShore Plaza is consistent with our strategy of focusing on enclosed malls located primarily in the top 100 metropolitan statistical areas.

     COMMUNITY CENTERS.

     Our community centers are designed to attract local and regional area customers and are typically anchored by a combination of supermarkets, discount department stores or drug stores which attract shoppers to each center's smaller shops. The tenants at our community centers typically offer day-to-day necessities and value-oriented merchandise. Our community centers include nationally recognized retailers like JC Penney, Kmart and Wal-Mart and supermarkets such as Food Lion, Kroger and Winn-Dixie. Many of the Community Centers have retail businesses or restaurants including Applebee's, Burger King, Lone Star, McDonald's, Starbucks and Wendy's located along the perimeter of the parking areas.

     As of September 30, 2003, our community centers accounted for 20.5% of the total gross leasable area of our properties, 12.0% of total annualized minimum rents of our properties and had an overall occupancy rate of 77.2%.

                                   MANAGEMENT

     Our trustees and executive officers are as follows:

NAME                                                     POSITION WITH THE COMPANY
----                                       ------------------------------------------------------
Herbert Glimcher.........................  Chairman, Chief Executive Officer and Trustee*
Michael P. Glimcher......................  President and Trustee***
William G. Cornely.......................  Executive Vice President, Chief Operating Officer,
                                           Treasurer and Trustee**
George A. Schmidt........................  Executive Vice President, General Counsel, Secretary
                                           and Trustee***
Philip G. Barach.........................  Trustee**
Oliver W. Birckhead......................  Trustee**
Wayne S. Doran...........................  Trustee***
Janice E. Page...........................  Trustee **
Alan R. Weiler...........................  Trustee***
Harvey A. Weinberg.......................  Trustee*
John P. Hoeller..........................  Senior Vice President, Director of Property Management
Thomas J. Drought, Jr....................  Senior Vice President, Leasing
Melinda A. Janik.........................  Senior Vice President, Chief Financial Officer

---------------

  * Term expires 2006

 ** Term expires 2004

*** Term expires 2005

     Herbert Glimcher, 74, has been a trustee and Chairman of the Company since its inception in September 1993 and has served as Chief Executive Officer of the Company since May, 1997. He served as President of the Company from March, 1998 until the appointment of Michael P. Glimcher as President in December, 1999. He served as Chairman of the Board of The Glimcher Company since its inception in 1959. Mr. Glimcher is a nationally recognized innovator in the field of shopping center development, having been instrumental in the management, acquisition and development of over 100 shopping centers during his approximately 40 year career in real estate. Mr. Glimcher is a member of the Board of Trustees of Mt. Carmel Health System, Inc., a member of the Board of Directors of The Ohio State University Foundation, and a member of the Board of Trustees of the Columbus Jewish Foundation. He is also a member of International Council of Shopping Centers ("ICSC") and the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Glimcher is a Class III Trustee and the Chairman of the Management Committee of the Board of Trustees. Mr. Glimcher is the father of Michael Glimcher, our President.

     Michael P. Glimcher, 36, has been a trustee of the Company since June 1997 and was appointed President of the Company in December, 1999. Prior thereto, he was Executive Vice President of the Company since March 1999, Senior Vice President of Leasing and Development of the Company since May 1998, and Senior Vice President of Leasing since September 1996. He was Vice President of Leasing since April 1995 and Director of Leasing Administration since the Company's inception in 1993. Mr. Glimcher served as the Director of Leasing Administration of The Glimcher Company from the time he joined that company in 1991. Mr. Glimcher is active in several charitable and community organizations. He is also a member of ICSC and NAREIT. Mr. Glimcher is a member of the Executive Committee and the Management Committee of the Board of Trustees and the Disclosure Committee of the Company. Mr. Glimcher is a Class II Trustee.

     William G. Cornely, 54, has been a trustee of the Company since October 20, 1999 and has served as Executive Vice President of the Company since October 20, 1999, Chief Operating Officer of the Company since March 9, 1998 and Treasurer of the Company since May 1997. He served as Chief Financial Officer of the Company from April 15, 1997 to June 30, 2002. He served as Senior Executive Vice President of the Company from March 9, 1998 through October 20, 1999. From April 15, 1997 until his promotion to Senior

Executive Vice President on March 9, 1998, he was a Senior Vice President. Mr. Cornely was associated with the international accounting firm of Coopers & Lybrand L.L.P. (a predecessor to PricewaterhouseCoopers LLP) from 1977 to 1997 and was a partner of such firm from 1986 until he joined the Company in 1997. Mr. Cornely is a member of the ICSC and NAREIT and is active in several charitable organizations. Mr. Cornely is a member of the Management Committee of the Board of Trustees and the Disclosure Committee of the Company. Mr. Cornely is a Class I Trustee.

     George A. Schmidt, 56, has been a trustee of the Company since May 1999 and has served as Senior Vice President of the Company since September 1996 and General Counsel and Secretary of the Company since May 1996. On March 9, 1999 he was promoted to Executive Vice President of the Company. Mr. Schmidt has over 25 years of experience in the practice of commercial real estate law, including six years as Assistant General Counsel of DeBartolo Realty Corporation, a NYSE-listed real estate investment trust, prior to joining the Company in May of 1996. Mr. Schmidt has a B.A. degree from Cornell University, an M.B.A. degree from Ohio University, and a J.D. degree from Case Western Reserve University. Mr. Schmidt is a member of the Ohio, Texas, Columbus, Ohio and American Bar Associations, and is a member of ICSC and NAREIT. Mr. Schmidt has been a lecturer on shopping center leasing, legal and development issues and corporate governance matters for the American Bar Association, ICSC and Ohio State University. Mr. Schmidt is a member of the Management Committee of the Board of Trustees and the Disclosure Committee of the Company. Mr. Schmidt is a Class II Trustee.

     Philip G. Barach, 73, has been a trustee of the Company since January 1994. Mr. Barach has been a private investor since 1993. He was Chairman of the Board of U.S. Shoe Corporation, a national retailer, from 1990 until 1993 and the Chairman of the Board, President and Chief Executive Officer of U.S. Shoe Corporation from 1966 until 1990. Mr. Barach is a director of two other public companies, R.G. Barry Corporation and Bernard Chaus, Inc., a designer of women's apparel. He is also a consultant to two privately-held companies and AmAsia International Ltd. (a footwear distributor) and PC On Call (an on-site computer repair business). Mr. Barach is the Chairman of the Executive Committee and the Executive Compensation Committee and a member of the Audit Committee of the Board of Trustees. He is also the lead trustee among the independent members of the Board of Trustees. Mr. Barach is a Class I Trustee.

     Oliver W. Birckhead, 81, has been a trustee of the Company since January 1994. Mr. Birckhead has been a private investor since 1988. Prior thereto, he was the President and Chief Executive Officer of The Central Bancorporation, a registered bank holding company, from 1969 until his retirement in 1989. Mr. Birckhead is active in several charitable and cultural organizations. Mr. Birckhead is a member of the Audit Committee and the Executive Compensation Committee of the Board of Trustees. Mr. Birckhead is a Class I Trustee.

     Wayne S. Doran, 67, has been a trustee of the Company since October 1999. He retired in the fall of 2000 as a Vice President of Ford Motor Company and chairman of the board of Ford Motor Land Services Corporation ("Ford Land"), a wholly owned real estate subsidiary of Ford Motor Company. Mr. Doran joined Ford Motor Company in 1969 and became Chief Executive of Ford Land when it was formed in 1970. Before joining Ford Motor Company, Mr. Doran served as Vice President and General Manager of the land development division of Del E. Webb Corporation, Chicago, from 1963 to 1969. He is a trustee of the Urban Land Institute, chairman of the executive committee of the Metropolitan Realty Corporation, chairman of the Detroit Metropolitan Wayne County Airport Commission and a trustee of the National Realty Committee. He is a director of the Arizona State University Foundation and the Arizona State University Research Park, The Drachman Institute and the PGA TOUR Golf Course Properties. He is a member of the board of governors of Berry College, Rome, Georgia, and sits on the executive board of the Detroit Area Council of the Boy Scouts of America. He also is a director of Henry Ford Health System. Mr. Doran is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee, the Executive Compensation Committee and the Executive Committee of the Board of Trustees. Mr. Doran is a Class II Trustee.

     Janice E. Page, 55, has been a trustee of the Company since September 2001. Ms. Page has been a private investor since 1997. Ms. Page has over 25 years of experience as a retailer in the apparel industry, 15 years of which were spent at Sears, Roebuck and Company, the last five of which she served as Senior

Group Vice President until her retirement in 1997. She serves as a director of two other public companies, R.G. Barry and Kellwood Company, an apparel manufacturer. Ms. Page has a B.A. degree from Pennsylvania State University. Ms. Page is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Trustees. Ms. Page is a Class I Trustee.

     Alan R. Weiler, 70, has been a trustee of the Company since January 1994. Mr. Weiler has been the President of Archer-Meek-Weiler Agency Inc., an insurance agency ("Archer-Meek-Weiler"), since 1970, and is currently Chairman of the Board and Chief Executive Officer of Archer-Meek-Weiler. He is a director of Cincinnati Financial Corporation, an insurance holding company, and Commerce National Bank of Columbus. Mr. Weiler is active in several charitable and cultural organizations. Mr. Weiler is a Class II Trustee.

     Harvey A. Weinberg, 66, has been a trustee of the Company since July 1997. For the past five years, Mr. Weinberg has been a private investor and a limited partner in the Heritage Capital Group, a financial investment management and advisory business. Mr. Weinberg has over 35 years experience as a retailer and manufacturer in the apparel industry, 25 years of which were spent at Hartmarx Corporation in various executive positions, the last five years during which he served as Chairman and Chief Executive Officer. He serves on the boards of directors of Syms Corporation, a NYSE-listed company which is a retailer of men's, women's and children's apparel, and R.G. Barry Corporation, also a public company and the world's largest manufacturer and marketer of comfort footwear. He serves on the advisory boards of In Motion Pictures and the J.L. Kellogg Graduate School of Management at Northwestern University and is also an Academic Director in Kellogg's Executive Development Program. He is a visiting Executive Professor at the University of North Florida School of Business and serves on the school's Business Advisory Council. He also serves as a director of the National Retail Federation's Foundation Board. He served on the Dean's Board for the School of Letters and Science at the University of Wisconsin from 1993 to 1996. Mr. Weinberg is the Chairman of the Audit Committee and a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Trustees. Mr. Weinberg is a Class III Trustee.

     John P. Hoeller, 64, has been Senior Vice President, Director of Property Management of the Company since December 1997. Mr. Hoeller has over 20 years of experience in operating retail stores and shopping malls. From 1993 until 1997, he was Vice President, Regional Director of Properties for Wellspark Group, and from 1991 until 1993 he was Senior Vice President and Director of Stores for Barneys New York. He spent five years as Senior Vice President and General Manager at the Saks Fifth Avenue New York City flagship store, and was Vice President and Regional Director of the Detroit metropolitan area stores for J.L. Hudson Company for eight years. He was also Executive Vice President of The Taubman Company for two years. Mr. Hoeller is responsible for the day-to-day marketing, specialty leasing, sponsorship and operations of all of the Company's properties.

     Thomas J. Drought, Jr., 42, has been Senior Vice President, Leasing since January 1, 2002. From 1996 through January 1, 2002, Mr. Drought served in various leasing positions with the Company, including Regional Leasing Director and Vice President of Leasing. Prior to joining the Company, Mr. Drought spent nine years with L & H Real Estate Group (formerly Landau & Heyman Ltd.). Mr. Drought has more than 17 years of extensive real estate leasing experience. and holds the designation of Certified Leasing Specialist from ICSC. Mr. Drought is responsible for directing and overseeing leasing of the Company's entire portfolio of properties.

     Melinda A. Janik, 47, has been Senior Vice President, Chief Financial Officer since July 1, 2002. Ms. Janik was Vice President and Treasurer of NCR Corporation of Dayton, Ohio, from 1999 to 2002, and General Auditor from 1997 to 1998. While employed at NCR Corporation, Ms. Janik was responsible for the company's global treasury activities including capital structure, cash management, customer financing, foreign exchange and investment management for global pension assets. From 1993 to 1996, Ms. Janik was associated with the international accounting firm PriceWaterhouseCoopers LLP in Washington, D.C., where she specialized in the financial services industry. Ms. Janik has a B.A. degree in Chemistry and an M.B.A. degree from The State University of New York at Buffalo. Ms. Janik is a member of the American Institute of Certified Accountants, the New York State Society of Certified Public Accountants, NAREIT and the Financial Executives' Institute. Ms. Janik is the Chairman of the Disclosure Committee of the Company.

                    DESCRIPTION OF SERIES G PREFERRED SHARES

     The description of the Series G Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred shares of beneficial interest in the accompanying prospectus. You should consult that general description for further information.

GENERAL

     We are authorized to issue preferred shares in one or more series, each with the designations, terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including provisions concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, permitted by Maryland law and as our Board of Trustees may determine. As of the date hereof, 5,118,000 Series B Preferred Shares are outstanding and 2,400,000 Series F Preferred Shares are outstanding.

     On January 15, 2004, our Board of Trustees adopted resolutions establishing the terms of a series of preferred shares consisting of up to 6,900,000 shares, designated 8 1/8% Series G Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series G Preferred Shares is not complete and is qualified by reference to the pertinent sections of our Declaration of Trust and the articles supplementary establishing the Series G Preferred Shares. You may obtain a complete copy of the articles supplementary by contacting us.

  RANK

     The Series G Preferred Shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank (a) senior to (i) all classes or series of our common shares and (ii) all equity securities ranking junior to the Series G Preferred Shares; (b) on a parity with (i) the Series B Preferred Shares, (ii) the Series G Preferred Shares and (iii) all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the Series F Preferred Shares (the "Parity Preferred Shares"); and (c) junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the Series G Preferred Shares. The term "equity securities" does not include convertible debt securities.

  DISTRIBUTIONS

     Holders of the Series G Preferred Shares will be entitled to receive, when, as and if authorized by our Board of Trustees and declared by the Company, out of assets legally available for payment, cash distributions payable quarterly at the rate of 8 1/8% per annum of the $25.00 liquidation preference (equivalent to $2.03125 per share per annum). Distributions will be cumulative from the date of original issue and payable quarterly on the 15th of each January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the Series G Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on our stock transfer books at the close of business on the applicable record date, which will be fixed by our Board of Trustees and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the Series G Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series G Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series G Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series G Preferred Shares and any other Parity Preferred Shares will be declared pro rata so that the amount of distributions declared per share on the Series G Preferred Shares and the other Parity Preferred Shares will bear to each other the same ratio that the accrued distributions per share on the Series G Preferred Shares and the other Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series G Preferred Shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of our equity securities ranking junior to the Series G Preferred Shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on our common shares or on any other shares of our equity securities ranking junior to or on a parity with the Series G Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series G Preferred Shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, we will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of our equity securities ranking junior to or on a parity with the Series G Preferred Shares as to distributions or upon liquidation (including less than all of the Series G Preferred Shares), except by conversion into or exchange for shares of our equity securities ranking junior to the Series G Preferred Shares as to distributions and upon liquidation.

     Our Board of Trustees will not authorize, and we will not pay or set aside for payment, any distributions on the Series G Preferred Shares at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series G Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of the Company prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the Series G Preferred Shares will not bear interest and holders of Series G Preferred Shares will not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series G Preferred Shares as provided above. See "Description of Preferred Shares -- Distributions" in the accompanying prospectus.

     Any distribution payment made on the Series G Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

     If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of our shares of beneficial interest (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series G Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series G Preferred Shares for the year and the denominator of which will be the Total Distributions.

  LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of our common shares or any other class or series of our shares of beneficial interest ranking junior to the Series G Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Series G Preferred Shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Shares will have no right or claim to any of our remaining assets.

     In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series G Preferred Shares and the corresponding amounts payable on all shares of other classes or series of our equity securities ranking on a parity with the Series G Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series G Preferred Shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of Series G Preferred Shares, our remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the Series G Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) our consolidation or merger with or into any other entity, (ii) our dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series G Preferred Shares.

  REDEMPTION

     Except in limited circumstances to maintain our qualification as a REIT under the Code as described under "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer", the Series G Preferred Shares are not redeemable prior to February 23, 2009. On any date as fixed by our Board of Trustees on or after February 23, 2009, we may, upon not less than 30 nor more than 90 days notice, redeem the Series G Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent we will have funds legally available therefore. Holders of the Series G Preferred Shares to be redeemed will surrender the Series G Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series G Preferred Shares has been given and such notice provides that on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside by us in trust for the benefit of the holders of any Series G Preferred Shares so called for redemption, then from and after the redemption date so specified distributions will cease to accrue on such Series G Preferred Shares, such Series G Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series G Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by our Board of Trustees and such shares will be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by us.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series G Preferred Shares will have been or contemporaneously are authorized and either paid or set aside for payment for all past distribution periods, no Series G Preferred Shares will be redeemed unless all outstanding Series G Preferred Shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any Series G Preferred Shares (except by exchange for our shares of beneficial interest ranking junior to the Series G Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Series G Preferred Shares from persons owning in the aggregate more than 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest or 9.9% of the lesser of the number or value of our total outstanding Series G Preferred Shares in order to ensure that we remain qualified as a REIT for Federal income tax purposes, or the purchase or acquisition of Series G Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series G Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of Series G Preferred Shares to be redeemed at their respective addresses as shown on our stock transfer books. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series G Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series G Preferred Shares to be redeemed; (iv) the place or places where the Series G Preferred Shares are to be surrendered for payment of the redemption price; and
(v) that distributions on the Series G Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series G Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series G Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series G Preferred Shares, our Board of Trustees may fix a record date for the determination of the Series G Preferred Shares to be redeemed, such record date to be not less than 30 or more than 90 days prior to the date fixed for such redemption. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Shares for which a notice of redemption has been given.

     The Series G Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership and Transfer").

     Subject to applicable law and the limitation on purchases when distributions on the Series G Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series G Preferred Shares in the open market, by tender or by private agreement.

  VOTING RIGHTS

     Holders of the Series G Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series G Preferred Shares will be in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series G Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series G Preferred Shares or the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series G Preferred Shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, our entire Board of Trustees will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series G Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust, including the articles supplementary relating to the Series G Preferred Shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series G Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of our authorized common shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series G Preferred Shares; (iii) any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series G Preferred Shares other than our securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of Series G Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series G Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series G Preferred Shares other than our securities outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holders of the Series G Preferred Shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid dividends; or (vi) the issuance of any such shares ranking senior to the Series G Preferred Shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time of such issuance the Series G Preferred Shares have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series G Preferred Shares, unless the Redemption Price of the Series G Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such shares ranking senior to the Series G Preferred Shares.

     For further information regarding the voting rights of the holders of the Series G Preferred Shares, see "Description of Preferred Shares -- Voting Rights" in the accompanying prospectus.

  CONVERSION

     The Series G Preferred Shares are not convertible into or exchangeable for any other property or securities.

  RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide that ownership of Series G Preferred Shares by any person is limited, with certain exceptions, to 9.9% of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series G Preferred Shares (the "Series G Ownership Limit"). For information regarding additional restrictions on ownership and transfer of the Series G Preferred Shares, see "Description of Common Shares -- Restrictions on Ownership and Transfer" in the accompanying prospectus.

     The Board of Trustees may waive the Series G Ownership Limit if evidence, satisfactory to our Board of Trustees and our tax counsel, is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of a waiver by our Board of Trustees, the intended transferee must give us written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Series G Ownership Limit.

     Any transfer of Series G Preferred Shares that would (i) create a direct or indirect ownership of Series G Preferred Shares in excess of the Series G Ownership Limit, (ii) create a direct or indirect ownership of our shares of beneficial interest in excess of 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest, (iii) result in our shares of beneficial interest being owned by fewer than 100 persons for purposes of the REIT provisions of the Code or (iv) result in our being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the Series G Preferred Shares. The Articles Supplementary provide that we may, by notice to the holder thereof, purchase any or all Series G Preferred Shares (the "Series G Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series G Preferred Shares in excess of the Series G Ownership Limit or would otherwise jeopardize our REIT status. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by us will cease to be entitled to distributions, voting rights and other benefits with respect to such Series G Preferred Shares except the right to payment of the purchase price for the shares. The purchase price for any Series G Excess Preferred Shares will be equal to the fair market value of such Series G Preferred Shares. Any distribution paid to a proposed transferee on Series G Excess Preferred Shares prior to the discovery by us that such shares have been transferred in violation of the provisions of the Articles Supplementary will be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series G Excess Preferred Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Series G Excess Preferred Shares and to hold such Series G Excess Preferred Shares on our behalf.

     All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series G Preferred Shares must give us a written notice containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series G Preferred Shares will upon demand be required to disclose to us in writing such information with respect to the direct or indirect ownership of Series G Preferred Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  TRANSFER AGENT

     The registrar, transfer agent and distribution disbursing agent for the Series G Preferred Shares will be Computershare Investor Services LLC.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain changes in the Federal income tax laws that affect REITs and shareholders of REITs. This discussion should be read in conjunction with the disclosure under the caption "Federal Income Tax Considerations" in the accompanying Prospectus. This discussion updates the information contained in the accompanying Prospectus to reflect changes in law, regulations, interpretations and practices since September 30, 1997, the date of the original Prospectus. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. This summary, in addition, does not discuss all of the aspects of federal income taxation that may be relevant to a particular shareholder in light of his or her particular circumstances or to shareholders which are subject to special treatment under the Code (including, but not limited to, insurance companies, tax-exempt entities, broker-dealers, and foreign entities and individuals.)

     The statements in this discussion are based on current provisions of the Code, existing and temporary Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. We cannot assure you that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any of these changes could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we cannot assure you that these statements will not be challenged by the IRS or that a challenge will not be sustained by a court.

     This discussion is not intended as a substitute for careful tax planning. You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and disposition of preferred shares in a REIT, including the Federal, state, local, foreign and other tax consequences of such purchase, ownership and disposition, and of potential changes in applicable tax laws.

FEDERAL INCOME TAXATION OF THE COMPANY

     We elected to be treated as a REIT under Sections 856 through 860 of the Code for Federal income tax purposes beginning with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot assure you, however, that such requirements will be met in the future. We have received an opinion from Bryan Cave LLP that beginning with our taxable year ended December 31, 1994, we were organized in conformity with the requirements for qualification and taxation as a REIT, and at all times since that initial year, our method of operation and organization has enabled us to meet the requirements for qualification and taxation as a REIT under the Code. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified. We must emphasize that this opinion is based on various assumptions and is conditioned upon certain representations that we made as to factual matters concerning our business and properties. Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below and in the accompanying prospectus, the results of which have not and will not be reviewed by Bryan Cave LLP; although they have made due inquiry of the Company concerning these matters. Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy these requirements. If we do qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we distribute to shareholders.

     REITs may own wholly owned subsidiaries which are "qualified REIT subsidiaries." A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. A qualified REIT subsidiary is not treated as a separate corporation. Thus, all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated for Federal income tax purposes as assets, liabilities, and items of income, deduction and credit of ours, including for purposes of the REIT income and assets tests. Any qualified REIT subsidiary of ours will not be subject to Federal corporate income tax, but it may be subject to state and local taxation in some states. A REIT may also own up to 100% of the stock in a corporation that constitutes a "taxable REIT subsidiary," provided that the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. A taxable REIT subsidiary can perform impermissible tenant services without causing the REIT to be treated as having received impermissible tenant services income under the REIT income tests.

     A taxable REIT subsidiary will pay tax at regular corporate income tax rates on its taxable net income. A taxable REIT subsidiary, however, may in certain circumstances be limited in its ability to deduct interest paid by it to the REIT. Moreover, the Code provides a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

     - Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

     - Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

     - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms' length basis even though a taxable REIT subsidiary provided services to the tenants.

     Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

     A REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of any issuer. This does not apply, however, to taxable REIT subsidiaries, qualified

REIT subsidiaries (discussed above) and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

     - the non-qualified subsidiary was established on or before July 12, 1999,

     - the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary) and

     - the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

     Except for certain corporations (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. Thus, we will not violate the general limitation on a REIT's ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of any corporation, directly or indirectly, we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20% of the value of all of the assets of the REIT. Finally, we do not expect that we will incur any liability for the 100% tax imposed on redetermined rents, redetermined deductions, or excess interest as a result of the election to treat any such corporation as a taxable REIT subsidiary.

     In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders generally in an amount at least equal to the sum of 90% of our "REIT taxable income" and 90% of the net income (after tax), if any, from foreclosure property, less the sum of certain items of noncash income. (See the accompanying Prospectus for more information regarding a REIT's annual distribution requirements.)

     For taxable years beginning after December 31, 2000, the basis for determining whether more than 15% of the rents received by a REIT from a property are attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant as compared to the fair market value of all of the property leased by the tenant, rather than the adjusted basis of such personal property compared to the adjusted basis of all such property as discussed in the accompanying Prospectus.

     For transactions occurring on or after January 2, 2002, if a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, then the REIT generally will be taxed at the corporate level on net-built in gains as they are recognized over a 10-year period. However, the C corporation may elect to be subject to immediate tax by recognizing gain as if it had sold the acquired assets to an unrelated third party at fair market value immediately before the transaction instead of the REIT recognizing the gain upon a later disposition within the 10-year recognition period.

FEDERAL INCOME TAXATION OF SHAREHOLDERS

     Except as otherwise provided herein, the following summary discusses Federal income tax consequences to U.S. Shareholders (defined below) of investing in the Series G Preferred Shares. As used herein, the term "U.S. Shareholder" means a beneficial owner of Series G Preferred Shares that is for Federal income tax purposes: (i) a citizen or resident of the United States,
(ii) a corporation or other entity treated as a corporation for Federal income tax purposes created or organized under the laws of the United States or of any state thereof or in the District of Columbia, (iii) an estate income of which is subject to Federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or has made a valid election to be treated as a United States person. As used herein, the term "Non-U.S. Shareholder" means a beneficial owner of Series G Preferred Shares that is not a U.S. Shareholder.

     If an entity or arrangement treated as a partnership for Federal income tax purposes holds Series G Preferred Shares, the Federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Series G Preferred Shares should consult its own tax advisor regarding the Federal income tax consequences to the partner of the acquisition, ownership and disposition of Series G Preferred Shares by the partnership.

     For individual U.S. Shareholders, the maximum Federal income tax rate applicable to items of ordinary income and net short-term capital gains for taxable years beginning January 1, 2003, and ending before January 1, 2011, is 35%. Long-term capital gains recognized on or after May 6, 2003 and before January 1, 2009, are taxed for individual U.S. Shareholders at a maximum rate of 15% (for gains from capital assets held for more than one year). Certain qualified dividends in the hands of individual U.S. Shareholders will be taxed at a maximum rate of 15% effective January 1, 2003, through December 31, 2008.

     Generally, a REIT's individual U.S. Shareholders will not benefit from these reduced tax rates with respect to dividends paid by the REIT because such dividends are generally not subject to taxation at the REIT level. There are limited circumstances, however, in which an individual U.S. Shareholder of a REIT will be subject to tax at the reduced rate. Generally distributions designated as long-term capital gain dividends, dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, and dividends to the extent attributable to income upon which the REIT has paid corporate income tax (that is to the extent the REIT distributes less than 100% of its income or incurs corporate level tax due to recognition of certain "built-in" gain) will be eligible for the lower tax rate.

     The Series G Preferred Shares are redeemable for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions, if any, to the redemption date. Because the Series G Preferred Shares will be issued for $25.00 per share, there will be no redemption premium and the economic accrual rules applicable to unreasonable redemption premiums should not apply.

     The United States Treasury Department has issued final regulations regarding the withholding and information reporting rules discussed in the accompanying prospectus effective for payments made on or after January 1, 2001. Pursuant to final regulations, Non-U.S. Shareholders are required to file with a U.S. payor an Internal Revenue Service Form W-8BEN or other appropriate forms and certificates indicating the identities and addresses of the beneficial owners of such shares. In addition, generally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of the Company are required to provide Forms W-8BEN or other appropriate forms and certificates on behalf of persons with interests in such entities. Non-U.S. Shareholders who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described below.

     Information-reporting requirements, generally, will apply to certain U.S. Shareholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. In addition, under the backup withholding rules, we would be required to withhold at the applicable tax rate (currently at the rate of 28%) from payments subject to information reporting when (i) a shareholder fails to supply a correct taxpayer identification number ("TIN") to the payor or to establish an exemption from backup withholding; or (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect TIN. A shareholder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions or proceeds of a redemption of our shares made to any shareholders who fail to certify their non-foreign status to us.

     The backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to Non-U.S. Shareholders, or to payments that are exempt from that tax by application of a tax treaty or special exception. To avoid backup withholding on dividends, Non-U.S. Shareholders must certify their nonresident status, by completing and signing a Form W-8BEN (or permissible substitute form) or other appropriate forms and certificates. For all payments made on or after January 1, 2001, IRS Forms 1001 and 4224 are replaced by IRS Forms W-8BEN and W-8ECI, respectively.

     Furthermore, if you are a U.S. Shareholder, payments made to you by a broker upon sale of our shares generally will be subject to the information reporting and backup withholding rules described above. If you are a Non-U.S. Shareholder, payments made to you by a broker will not be subject to information reporting or backup withholding, as long as you certify your foreign status.

     Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any U.S. Federal income tax liability of the holder.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

     Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more "reportable transactions" requiring us to file an information return. In addition, other "material advisors" to the Company may each be required to maintain for a specified period of time a list containing certain information regarding the "reportable transaction," and the IRS could inspect such lists upon request. You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares, or transactions that might be undertaken by us.

                                  UNDERWRITERS

     Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of Series G Preferred Shares set forth opposite their names below.

                                                                NUMBER
NAME                                                           OF SHARES
----                                                           ---------
Morgan Stanley & Co. Incorporated...........................   5,275,000
McDonald Investments Inc....................................     500,000
BB&T Capital Markets, Inc...................................      25,000
D.A. Davidson & Co..........................................      25,000
Janney Montgomery Scott LLC.................................      25,000
Legg Mason Wood Walker, Incorporated........................      25,000
Morgan Keegan & Company, Inc................................      25,000
Oppenheimer & Co. Inc.......................................      25,000
RBC Dain Rauscher Inc.......................................      25,000
Stifel, Nicolaus & Company Incorporated.....................      25,000
U.S. Bancorp Piper Jaffray Inc..............................      25,000
                                                               ---------
  Total.....................................................   6,000,000
                                                               =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Series G Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Series G Preferred Shares offered by this prospectus supplement if any of these shares are purchased.

     The underwriters initially propose to offer the Series G Preferred Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the Series G Preferred Shares to securities dealers at a price that represents a concession not in excess of $0.50 per share. Any underwriter may allow, and dealers may reallow, a concession not in excess of $0.45 per share to certain other dealers. After the initial offering of the Series G Preferred Shares, the offering price and other selling terms may from time to time be changed by the underwriters.

     We have agreed not to offer, sell, short sell or otherwise dispose of, directly or indirectly, any Series G Preferred Shares or other securities convertible into or exchangeable or exercisable for Series G Preferred Shares or a derivative of Series G Preferred Shares (or agreement for such) for a period of 90 days after the date of the underwriting agreement, except with the prior written consent of Morgan Stanley & Co. Incorporated.

     Prior to this offering, there has been no public market for the Series G Preferred Shares. We will apply to list the Series G Preferred Shares on the New York Stock Exchange. In order to meet one of the requirements for listing the Series G Preferred Shares on the New York Stock Exchange, the underwriters intend to sell Series G Preferred Shares to a minimum of 100 beneficial holders in lots of 100 Series G Preferred Shares or more. If the listing is approved, trading of the Series G Preferred Shares on the New York Stock Exchange is expected to commence within 30 days after they are first issued. The underwriters have advised us that they presently intend to make a market in the Series G Preferred Shares prior to the commencement of trading on the New York Stock Exchange. The underwriters are not obligated to make a market in the Series G Preferred Shares, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the Series G Preferred Shares.

     We have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.

     In order to facilitate the offering of the Series G Preferred Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series G Preferred Shares. Specifically, the underwriters may over-allot in connection with the offering, creating a naked short position in the Series G Preferred Shares for their own account. The underwriters must close out any naked short position by purchasing Series G Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series G Preferred Shares in the open market after pricing that could adversely affect investors who purchase Series G Preferred Shares in the offering. As an additional means of facilitating the offering of Series G Preferred Shares, the underwriters may bid for and purchase these Series G Preferred Shares in the open market to stabilize the price of these Series G Preferred Shares. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series G Preferred Shares in the offering, if the syndicate repurchases previously distributed Series G Preferred Shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series G Preferred Shares above independent market levels or prevent or retard a decline in the market price of the Series G Preferred Shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We estimate that our portion of the total expenses of this offering, excluding the underwriting discount and commissions, will be approximately $425,000.

     The underwriters or their affiliates have provided banking and other financial services to us or our affiliates from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may in the future continue to provide banking and other financial services to us or its affiliates for which they will receive customary compensation. McDonald Investments Inc., one of the underwriters of this offering, is an affiliate of Key Bank National Association. Key Bank National Association is a lender in our $150 million secured credit facility.

     It is expected that delivery of the Series G Preferred Shares will be made against payment therefor on or about February 23, 2004. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series G Preferred Shares on or after the date hereof will be required, by virtue of the fact that the Series G Preferred Shares initially will settle on or about February 23, 2004, to specify alternative settlement arrangements to prevent a failed settlement.

                                 LEGAL MATTERS

     The validity of the Series G Preferred Shares offered by this prospectus supplement will be passed upon for us by Bryan Cave LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Bryan Cave LLP and Clifford Chance US LLP, will rely on Venable LLP, Baltimore, Maryland, as to certain matters of Maryland law, including the legality of the Series G Preferred Shares.

                     [This page intentionally left blank.]

                             GLIMCHER REALTY TRUST

                                  $150,011,000

                        PREFERRED SHARES, COMMON SHARES,
                              WARRANTS AND RIGHTS

     Glimcher Realty Trust (the "Company") may from time to time offer in one or more series its (i) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), (ii) common shares of beneficial interest, par value $.01 per share ("Common Shares"), (iii) warrants to purchase Preferred Shares or Common Shares (collectively, "Warrants"), or (iv) rights to purchase Common Shares ("Rights"), with an aggregate public offering price of up to $150,011,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Preferred Shares, Common Shares, Warrants and Rights (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the number, specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other terms and conditions, and the initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (iv) in the case of Rights, the duration, exercise price and transferability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of certain types of Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 2004

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares, 9 1/4% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share ("Series B Preferred Shares") and 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series F Preferred Shares"), are listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by the Company with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement, the previous filings made by the Company with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or (ii) by consulting the Commission's Web site at the address of http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     1. The Company's Current Report on Form 8-K, dated January 20, 2004, filed with the Commission, on January 20, 2004;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission on November 4, 2003;

     3. The Company's Current Report on Form 8-K/A, dated October 27, 2003, filed with the Commission on October 27, 2003;

     4. The Company's Current Report on Form 8-K, dated September 8, 2003, filed with the Commission on September 8, 2003.

     5. The Company's Current report on Form 8-K, dated August 29, 2003, filed with the commission August 29, 2003,

     6. The description of the Series F Preferred Shares contained in the Company's Registration Statement on Form 8-A, dated August 22, 2003, filed with the Commission on August 22, 2003;

     7. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Commission on August 12, 2003;

     8. The Company's Current Report on Form 8-K/A dated July 30, 2003, filed with the Commission on August 6, 2003;

     9. The Company's Current Report on Form 8-K dated July 10, 2003, filed with the Commission on July 11, 2003;

     10. The Company's quarterly report on Form 10-Q for the quarter ended March 31, 2003 filed with the Commission on May 14, 2003;

     11. The Company's Current Report on Form 8-K dated April 24, 2003, filed with the Commission on April 25, 2003;

     12. The Company's definitive proxy statement filed with the Commission on March 24, 2003;

     13. The Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 21, 2003;

     14. The description of the Rights to Purchase Series E Junior Participating Preferred Shares in the Company's Registration Statement on Form 8-A filed with the Commission on March 12, 1999;

     15. The description of the Series B Preferred Shares contained in the Company's Registration Statement on Form 8-A, dated November 13, 1997 and filed with the Commission on November 13, 1997; and

     16. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed with the Commission on October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust,
Attention: Chief Financial Officer, 150 East Gay Street, Columbus, Ohio 43215 (Telephone Number: (614) 621-9000).

                                  THE COMPANY

     Glimcher Realty Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of September 30, 2003, the Company owned interests in and operated 71 properties, consisting of 24 Mall Properties and 47 Community Centers (including four single tenant retail properties (collectively, the "Properties") located in 22 states. As of September 30, 2003, the Properties contained an aggregate of approximately
26.3 million square feet of gross leasable area ("GLA") and were approximately 89.4% occupied.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     Herbert Glimcher, the Company's Chairman and Chief Executive Officer, has been involved in the acquisition, leasing, management and development of retail properties for approximately 40 years. The Company has assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. Senior management includes experienced professionals in development, finance, human resources, leasing, legal and marketing. The Company believes that its team approach to property management and its ability to develop high quality and innovative retail properties on a cost effective basis combined with its established relationships with national and regional tenants and its extensive experience in understanding the needs of local tenants provide the Company with strategic advantages over other retail property operators and developers in the Company's market areas.

     All of the Company's interests in the Properties are held by, and its operations are conducted through, Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), or by entities in which the Operating Partnership has a direct or indirect interest ("Subsidiary Partnerships"). As of January 5, 2004, the Company owned approximately 90.8% of the Operating Partnership's outstanding common units of partnership interest and all of the outstanding Series B Preferred Units in the Operating Partnership, and is, through its wholly owned subsidiary, Glimcher Properties Corporation, the sole general partner of the Operating Partnership.

     The Company's executive offices are located at 150 East Gay Street, Columbus, Ohio 43215, and its telephone number is (614) 621-9000.

     RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

     The following table sets forth the historical ratios of earnings to fixed charges and preferred share distributions of the Company for the periods indicated:

     NINE MONTHS ENDED
       SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
---------------------------   --------------------------------
2003                   2002   2002   2001   2000   1999   1998
----                   ----   ----   ----   ----   ----   ----
1.21                   1.08   1.16   1.05   1.23   1.30   1.35

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental income, if any, amortization of deferred financing costs (including amounts capitalized) and distributions payable on outstanding preferred shares.

                                USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement for the Operating Partnership to invest the net proceeds of any sale of Offered Securities in the Operating Partnership in exchange for a similar economic interest in the Operating Partnership. Unless otherwise described in the applicable Prospectus Supplement, the intended use of the net proceeds from the sale of the Offered Securities by the Operating Partnership is for general purposes, which may include the acquisition of properties as suitable opportunities arise, the expansion and improvement of certain properties owned or to be owned, the financing of future new development and the repayment of certain indebtedness outstanding at such time, and for working capital purposes.

                        DESCRIPTION OF PREFERRED SHARES

     The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes the Company to issue up to 100,000,000 shares of beneficial interest of the Company, consisting of Common Shares and such other types or classes of shares of beneficial interest as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Company is authorized to issue Preferred Shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by resolution. As of November 30, 2003, the Company had issued and outstanding 35,064,324 Common Shares and 5,118,000 Series B Preferred Shares and 2,400,000 Series F Preferred Shares. All of the outstanding Series A-1 Preferred Shares of Beneficial Interest and Series D Preferred Shares of Beneficial Interest of the Company were redeemed in May 2001.

DESCRIPTION OF SERIES B PREFERRED SHARES

     Set forth below is a summary of the material terms of the Series B Preferred Shares.

  RANK

     The Series B Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to (i) all classes or series of Common Shares and (ii) all equity securities ranking junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares (the "Parity Preferred Shares"); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

  DISTRIBUTIONS

     Holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Company, out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of 9.25% per annum of the $25.00 liquidation preference (equivalent to $2.3125 per annum per share). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly on the 15th of each January, April, July and October of each year or, if not a business day, the next succeeding business day (each a "Distribution Payment Date"). Any distribution payable on the Series B Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on the stock transfer books of the Company at the close of business on the applicable record date, which shall be fixed by the Board of Trustees of the Company and which shall be not more than 60 nor less than 10 days prior to such Distribution Payment Date (each a "Distribution Record Date"). After full distributions on the Series B Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series B Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series B Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series B Preferred Shares and any other Parity Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Series B Preferred Shares and such other Parity Preferred Shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series B Preferred Shares and such other Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other shares of equity securities of the

Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment on the Common Shares or on any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Common Shares or any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation (including less than all of Series B Preferred Shares) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation. See "Description of Preferred Shares--Description of Series B Preferred Shares--Redemption" for similar restrictions on the redemption, purchase or other acquisition of the Series B Preferred Shares.

     No distributions on the Series B Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not any agreement of the Company prohibits payment of such distributions, and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest and holders of Series B Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series B Preferred Shares as provided above.

     Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Shares for the year and the denominator of which shall be the Total Distributions.

  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity security of the Company ranking on a parity with the Series B Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series B Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity security ranking junior to the Series B Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other entity, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Series B Preferred Shares.

  REDEMPTION

     Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT under the Code as described under "Description of Common Shares--Restrictions on Ownership and Transfer," the Series B Preferred Shares are not redeemable prior to November 15, 2002. On any date as fixed by the Board of Trustees of the Company on or after November 15, 2002, the Company, upon not less than 30 nor more than 60 days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefore. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of the Company and not from any other source. For purposes of the preceding sentence, "capital shares" means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in the Company or the Operating Partnership. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Trustees of the Company and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares (as defined below) in order to ensure that the Company remains qualified as a REIT for Federal income tax purposes, or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of Series B Preferred Shares to be redeemed at their respective addresses as shown on the stock transfer books of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; (iv) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series B Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series B Preferred Shares, the Board of Trustees may fix a record date for the determination of Series B Preferred Shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

     The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "--Restrictions on Ownership and Transfer").

     Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

  VOTING RIGHTS

     Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series B Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the holders of such Series B Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series B Preferred Shares or the holders of shares of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series B Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the entire Board of Trustees will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series B Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, including the Articles Supplementary relating to the Series B Preferred Shares (the "Articles Supplementary"), if such action would materially and adversely alter or change the rights, preferences or privileges of the Series B Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized Common Shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series B Preferred Shares; (iii) any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which the Company is not the surviving entity if, as result of the merger or consolidation, the holders of Series B Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series B Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holder of the Series B Preferred Shares receives cash in an amount equal to or greater than then liquidation preference plus accrued but unpaid dividends; or (vi) if, at or prior to the time when the issuance of any such shares ranking senior to the Series B Preferred Shares is to be made or any such change is to take effect, as the case may be, proper notice has been given and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series B Preferred Shares.

  CONVERSION

     The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

  RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Ownership of Series B Preferred Shares by any person is limited, with certain exceptions, to (i) 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest and (ii) 9.9% of the lesser of the number or value of the total outstanding Series B Preferred Shares. For information regarding additional restrictions on ownership and transfer of the Series B Preferred Shares, see "Description of Common Shares--Restrictions on Ownership and Transfer."

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide, subject to certain exceptions, that no holder (other than any person approved by the Board of Trustees, at their option and in their discretion, provided such approval will not result in the termination of the status of the Company as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Series B Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series B Preferred Shares.

     The Board of Trustees may waive the Series B Ownership Limit if evidence, satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Series B Ownership Limit. The Board of Trustees has agreed to permit Cohen & Steers Capital Management, Inc. to own, directly or indirectly, of record or beneficially, 14.9% of the Series B Preferred Shares outstanding, provided they do not own more than 14.9% of the lesser of the number or value of all outstanding shares of the Company's equity securities.

     Any transfer of equity securities that would (i) create a direct or indirect ownership of Shares in excess of the Series B Ownership Limit, (ii) result in the Series B Preferred Shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Articles Supplementary provide that the Company, by notice to the holder thereof, may purchase any or all Series B Preferred Shares (the "Series B Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series B Preferred Shares in excess of the Series B Ownership Limit or would otherwise jeopardize the REIT status of the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the shares. The purchase price for any Series B Excess Preferred Shares shall be equal to the fair market value of such Series B Preferred Shares. Any distribution paid to a proposed transferee on Series B Excess Preferred Shares prior to the discovery by the Company that such shares have been transferred in violation of the provisions of the Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series B Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Series B Excess Preferred Shares and to hold such Series B Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series B Preferred Shares must give a written notice to the Company containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series B Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct or indirect ownership of Series B Preferred Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  TRANSFER AGENT

     The registrar, transfer agent and distribution disbursing agent for the Series B Preferred Shares is Computershare Investor Services LLC.

DESCRIPTION OF SERIES F PREFERRED SHARES

     Set forth below is a summary of the material terms of the Series F Preferred Shares.

  RANK

     The Series F Preferred Shares will, with respect to distribution rights and rights upon the Company's liquidation, dissolution or winding up, rank (a) senior to (i) all classes or series of the Company's common shares and (ii) all equity securities ranking junior to the Series F Preferred Shares; (b) on a parity with (i) the Series B Preferred Shares and (ii) all equity securities issued by the Company the terms of which specifically provide that those equity securities rank on a parity with the Series F Preferred Shares (the "the Series F Parity Preferred Shares"); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that those equity securities rank senior to the Series F Preferred Shares. The term "equity securities" does not include convertible debt securities.

  DISTRIBUTIONS

     Holders of the Series F Preferred Shares will be entitled to receive, when, as and if authorized by the Company's Board of Trustees and declared by the Company, out of assets legally available for payment, cash distributions payable quarterly at the rate of 8.75% per annum of the $25.00 liquidation preference (equivalent to $2.1875 per share per annum). Distributions will be cumulative from the date of original issue and payable quarterly on the 15th of each January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the Series F Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on the Company's stock transfer books at the close of business on the applicable record date, which will be fixed by the Company's Board of Trustees and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the Series F Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series F Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series F Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series F Preferred Shares and any other Parity Preferred Shares will be declared pro rata so that the amount of distributions declared per share on the Series F Preferred Shares and the other Series F Parity Preferred Shares will bear to each other the same ratio that the accrued distributions per share on the Series F Preferred Shares and the other Series F Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series F Preferred Shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of the Company's equity securities ranking junior to the Series F Preferred Shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on the Company's common shares or on any other shares of the Company's equity securities ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series F Preferred Shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, we will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of the Company's equity securities ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation (including less than all of the Series F Preferred Shares), except by conversion into or exchange for shares of the Company's equity securities ranking junior to the Series F Preferred Shares as to distributions and upon liquidation.

     The Company's Board of Trustees will not authorize, and we will not pay or set aside for payment, any distributions on the Series F Preferred Shares at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series F Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of the Company prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the Series F Preferred Shares will not bear interest and holders of Series F Preferred Shares will not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series F Preferred Shares as provided above. See "Description of Shares of Beneficial Interest -- Description of Preferred Shares -- Distributions" in the accompanying prospectus.

     Any distribution payment made on the Series F Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

     If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of the Series F Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series F Preferred Shares for the year and the denominator of which will be the Total Distributions.

  LIQUIDATION PREFERENCE

     Upon the Company's voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of the Company's common shares or any other class or series of the Company's shares of beneficial interest ranking junior to the Series F Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Series F Preferred Shares will be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of the Company's remaining assets.

     In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, the Company's legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series F Preferred Shares and the corresponding amounts payable on all shares of other classes or series of the Company's equity securities ranking on a parity with the Series F Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series F Preferred Shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of Series F Preferred Shares, the Company's remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the Series F Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) the Company's consolidation or merger with or into any other entity, (ii) the Company's dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series F Preferred Shares.

  REDEMPTION

     Except in limited circumstances to maintain the Company's qualification as a REIT under the Code as described under "Description of Common
Shares -- Restrictions on Ownership and Transfer", the Series F Preferred Shares are not redeemable prior to August 25, 2008. On any date as fixed by the Company's Board of Trustees on or after August 25, 2008, we may, upon not less than 30 nor more than 90 days' written notice, redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent we will have funds legally available therefore. Holders of the Series F Preferred Shares to be redeemed will surrender the Series F Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series F Preferred Shares has been given and such notice provides that on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside by the Company in trust for the benefit of the holders of any Series F Preferred Shares so called for redemption, then from and after the redemption date so specified distributions will cease to accrue on such Series F Preferred Shares, such Series F Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company's Board of Trustees and such shares will be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series F Preferred Shares will have been or contemporaneously are authorized and either paid or set aside for payment for all past distribution periods, no Series F Preferred Shares will be redeemed unless all outstanding Series F Preferred Shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any Series F Preferred Shares (except by exchange for the Company's shares of beneficial interest ranking junior to the Series F Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Series F Preferred Shares from persons owning in the aggregate more than 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest or 9.9% of the lesser of the number or value of the Company's total outstanding Series F Preferred Shares in order to ensure that we remain qualified as a REIT for Federal income tax purposes, or the purchase or acquisition of Series F Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of Series F Preferred Shares to be redeemed at their respective addresses as shown on the Company's stock transfer books. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series F Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series F Preferred Shares to be redeemed; (iv) the place or places where the Series F Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series F Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series F Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series F Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series F Preferred Shares, the Company's Board of Trustees may fix a record date for the determination of the Series F Preferred Shares to be redeemed, such record date to be not less than 30 or more than 90 days prior to the date fixed for such redemption. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares for which a notice of redemption has been given.

     The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership and Transfer").

     Subject to applicable law and the limitation on purchases when distributions on the Series F Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series F Preferred Shares in the open market, by tender or by private agreement.

  VOTING RIGHTS

     Holders of the Series F Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series F Preferred Shares will be in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series F Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series F Preferred Shares or the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series F Preferred Shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the Company's entire Board of Trustees will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series F Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Company's Declaration of Trust, including the articles supplementary relating to the Series F Preferred Shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series F Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of the Company's authorized common shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series F Preferred Shares; (iii) any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series F Preferred Shares other than the Company's securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of Series F Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series F Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series F Preferred Shares other than the Company's securities outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holders of the Series F Preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid dividends; or
(vi) if, at or prior to the time when the issuance of any such shares ranking senior to the Series F Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series F Preferred Shares have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series F Preferred Shares, unless the Redemption Price of the Series F Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such shares ranking senior to the Series F Preferred Shares.

  CONVERSION

     The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities.

  RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide that ownership of Series F Preferred Shares by any person is limited, with certain exceptions, to 9.9% of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series F Preferred Shares (the "Series F Ownership Limit"). For information regarding additional restrictions on ownership and transfer of the Series F Preferred Shares, see "Description of Common Shares--Restrictions on Ownership and Transfer".

     The Board of Trustees may waive the Series F Ownership Limit if evidence, satisfactory to the Company's Board of Trustees and the Company's tax counsel, is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of a waiver by the Company's Board of Trustees, the intended transferee must give the Company written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Series F Ownership Limit. The Board of

Trustees has agreed to permit Cohen & Steers Capital Management, Inc. to own, directly or indirectly, of record or beneficially, up to 600,000 shares of the Series F Preferred Shares provided they do not own more than 14.9% of the lesser of the number or value of all outstanding shares of the Company's equity securities.

     Any transfer of Series F Preferred Shares that would (i) create a direct or indirect ownership of Series F Preferred Shares in excess of the Series F Ownership Limit, (ii) create a direct or indirect ownership of the Company's shares of beneficial interest in excess of 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest, (iii) result in the Company's shares of beneficial interest being owned by fewer than 100 persons for purposes of the REIT provisions of the Code or (iv) result in the Company's being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the Series F Preferred Shares. The Articles Supplementary provide that we may, by notice to the holder thereof, purchase any or all Series F Preferred Shares (the "Series F Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series F Preferred Shares in excess of the Series F Ownership Limit or would otherwise jeopardize the Company's REIT status. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by the Company will cease to be entitled to distributions, voting rights and other benefits with respect to such Series F Preferred Shares except the right to payment of the purchase price for the shares. The purchase price for any Series F Excess Preferred Shares will be equal to the fair market value of such Series F Preferred Shares. Any distribution paid to a proposed transferee on Series F Excess Preferred Shares prior to the discovery by the Company that such shares have been transferred in violation of the provisions of the Articles Supplementary will be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series F Excess Preferred Shares may be deemed, at the Company's option, to have acted as an agent on the Company's behalf in acquiring such Series F Excess Preferred Shares and to hold such Series F Excess Preferred Shares on the Company's behalf.

     All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series F Preferred Shares must give the Company a written notice containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series F Preferred Shares will upon demand be required to disclose to the Company in writing such information with respect to the direct or indirect ownership of Series F Preferred Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  TRANSFER AGENT

     The registrar, transfer agent and distribution disbursing agent for the Series F Preferred Shares will be Computershare Investor Services LLC.

OTHER PREFERRED SHARES

     The following description of the Preferred Shares which may be offered pursuant to a Prospectus Supplement sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares being offered and the extent to which such general provisions may or may not apply will be described in a Prospectus Supplement relating to such Preferred Shares. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including the applicable Articles Supplementary) and the Company's Bylaws, as in effect.

     Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder. The Company's Bylaws further provide that the Company shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The Register and Transfer Agent for any Preferred Shares will be set forth in the applicable Prospectus Supplement.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

      (1) the title and stated value of such Preferred Shares;

      (2) the number of such Preferred Shares being offered, the liquidation preference per share and the offering price of such Preferred Shares;

      (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

      (4) the date from which distributions on such Preferred Shares shall accumulate, if applicable;

      (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

      (6) the provision for a sinking fund, if any, for such Preferred Shares;

      (7) the provisions for redemption, if applicable, of such Preferred
          Shares;

      (8) any listing of such Preferred Shares on any securities exchange;

      (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

     (10) a discussion of Federal income tax considerations applicable to such Preferred Shares;

     (11) the relative ranking and preferences of such Preferred Shares as to distribution rights (including whether any liquidation preference as to the Preferred Shares will be treated as a liability for purposes of determining the availability of assets of the Company for distributions to holders of Shares remaining junior to the Preferred Shares as to distribution rights) and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

     (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

  RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; and
(iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be. As used in the Declaration of Trust, for these purposes, the term "equity securities" does not include convertible debt securities.

  DISTRIBUTIONS

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Distributions on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to authorize a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

     If any Preferred Shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions authorized upon the Preferred Shares of such series and any other series of preferred shares ranking on a parity as to distributions with such Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Preferred Shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company) shall be authorized or paid or set aside for payment or other distribution upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     Any distribution payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

  REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares of any series will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such Preferred Shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to the Company.

  LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to any series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all such outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with such series of Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions shall have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Preferred Shares.

  VOTING RIGHTS

     Holders of any series of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the applicable Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     Whenever distributions on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting together as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company until, (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two trustees.

  CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

  RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust imposes certain restrictions on the ownership and transferability of Preferred Shares. For a general description of such restrictions, see "Description of Common Shares-Restrictions on Ownership and Transfer." All certificates representing Preferred Shares will bear a legend referring to these restrictions.

                          DESCRIPTION OF COMMON SHARES

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares or upon the exercise of Warrants or Rights. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

     Subject to the preferential rights of any Preferred Shares and to the provisions of the Declaration of Trust relating to Excess Shares (as defined below), holders of the Common Shares are entitled to receive distributions when, as and if authorized and declared by the Board of Trustees of the Company, out of assets legally available therefor. Payment and authorization of distributions on the Common Shares and purchases of Common Shares by the Company will be subject to certain restrictions if the Company fails to pay distributions on the Series B Preferred Shares and Preferred Shares. See "Description of Preferred Shares." Upon any liquidation, dissolution or winding-up of the Company, holders of Common Shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or provision for payment of the known debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Series B Preferred Shares and Preferred Shares. Subject to the provisions of the Declaration of Trust relating to Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees. Holders of Common Shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares will have equal dividend, liquidation and other rights. The Common Shares will, when issued, be fully paid and nonassessable.

     The description of the limitations on the liability of shareholders of the Company set forth under "Description of Preferred Shares--Other Preferred Shares" is applicable to holders of Common Shares.

     The Registrar and Transfer Agent for the Company's Common Shares is Computershare Investor Services LLC.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of its outstanding shares of beneficial interest ("Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

     The Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher, (ii) David Glimcher and (iii) any other person approved by the Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT (collectively, "Excepted Persons")) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Shares. In order to be considered by the Board of Trustees as an Excepted Person, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The Articles Supplementary for any series of Preferred Shares will provide, subject to certain exceptions, that no holder (other than any Excepted Person) may own, or be deemed to own by virtue of the attribution provisions of the attribution provisions of the Code, more than 9.9% (the "Preferred Shares Ownership Limit", and together with the Ownership Limit, the "Ownership Limits") of the lesser of the number or the value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Preferred Shares. The Board of Trustees may also waive either of the Ownership Limits if evidence satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of either of the Ownership Limits. The limitation on ownership of Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding Shares. The Board of Trustees has also granted an exemption to Cohen & Steers Capital Management, Inc. permitting them to own, directly or indirectly, of record or beneficially,
(i) up to 600,000 Series F Preferred Shares and (ii) up to 14.9% of the lesser of the number or value of the outstanding shares of any other class of the Company's equity securities. However, in no event, shall they be permitted to own, directly or indirectly, of record or beneficially, more than 14.9% of the lesser of the number or value of all outstanding shares of the Company's equity securities.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limits may delay, defer or prevent a change of control of the Company that might involve a premium price for the Shares or otherwise he in the best interest of the shareholders. Any change in the Ownership Limits would require an amendment to the Declaration of Trust.

     Any transfer or issuance of Shares or any security convertible into Shares that would (i) create a direct or indirect ownership of Shares in excess of either of the Ownership Limits, (ii) with respect to transfers only, result in Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The Articles Supplementary for any series of Preferred Shares will provide that the Company, by notice to the holder thereof, may purchase any or all Preferred Shares (the "Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Preferred Shares in excess of the Preferred Shares Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares or Excess Preferred Shares, as the case may be, shall be equal to the fair market value of such Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares. Any distribution paid to a proposed transferee on Excess Shares or Excess Preferred Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust or Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares or Excess Preferred Shares shall be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares or Excess Preferred Shares and to hold such Excess Shares or Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding (i) Shares or (ii) Preferred Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, defer or prevent a change in control of the Company unless the Board of Trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

     All certificates representing Common Shares and Preferred Shares will bear a legend referring to the restrictions described above.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price of such Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (6) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Warrants will be payable; (8) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased; (10) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             DESCRIPTION OF RIGHTS

     The Company may issue Rights to its shareholders for the purchase of Common Shares. Each series of Rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as Rights agent, all as set forth in the Prospectus Supplement relating to the particular issue of Rights. The Rights agent will act solely as an agent of the Company in connection with the certificates relating to the Rights and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. The Rights Agreement and the Rights certificates relating to each series of Rights will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including the following where applicable: (i) the date for determining the shareholders entitled to the Rights distribution; (ii) the aggregate number of Common Shares purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be transferable separately; (v) the date on which the right to exercise such Rights shall commence and the date on which such right shall expire; (vi) any special Federal income tax consequences; and (vii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Code, governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of Offered Securities and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold Offered Securities as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of September 30, 1997, the date of the original Prospectus. All relevant changes since that date through the date hereof are summarized in the Prospectus Supplement hereto. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES, PREFERRED SHARES, RIGHTS AND/OR WARRANTS IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISI-

TION, OWNERSHIP AND SALE OF COMMON SHARES, PREFERRED SHARES, RIGHTS AND/ OR WARRANTS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAXATION OF THE COMPANY

  GENERAL

     The Company elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ended December 31, 1994. In the opinion of Bryan Cave LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation and organization has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in a manner that will enable it to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations made by the management of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Bryan Cave LLP; although they have made due inquiry of the Company concerning these matters. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations--Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate.

  REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to "look-through" exception in the case of condition (6).

     The Company has represented that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Preferred Shares--Other Preferred Shares--Restrictions on Transfer" and "Description of Common Shares--Restrictions on Ownership and Transfer."

     Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

  OWNERSHIP OF A PARTNERSHIP INTEREST

     In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code ("Treasury Regulations") provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for Federal income tax purposes and is not taxable as a corporation for Federal income tax purposes.

  INCOME TESTS

     There are three percentage tests relating to the sources of the Company's gross income that the Company must satisfy annually to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. However, the 1997 Act repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if the Company invests in a partnership, such as the Operating Partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     With respect to the 30% of gross income limitation on gains from sales of real properties, the Company has disposed of certain real properties in 1996 and 1997. However, the total amount of gain recognized on those dispositions was not material and the 30% limitation was satisfied in 1996 (and is expected to be satisfied in 1997). Furthermore, with respect to the tax on prohibited transactions described above, the Company believes that none of those sales were subject to such tax.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents to fail to qualify as "rents from real property." The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

  ASSET TESTS

     At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be

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

represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

  ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain dividends) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above and is ineligible for relief from such failure. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness

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

(to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

FEDERAL INCOME TAXATION OF SHAREHOLDERS

  GENERAL

     So long as the Company qualifies for taxation as a REIT, distributions with respect to Common Shares, Preferred Shares or Common Shares acquired in conversion of any convertible Preferred Shares (collectively "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 28% rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) except to the extent the Company designates the capital gain dividend as a 20% rate distribution or a 25% rate distribution, as the case may be, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by the Company on the sale of its assets generally will equal the difference between the sale price and the Company's tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") to the Operating Partnership was not fully taxable, the Operating Partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to the Company than would have been the case if the Contributed Properties had been purchased by the Company in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships--Income Taxation of the Operating Partnership and Its Partners--Tax Allocations with Respect to Contributed Properties" and "--Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if the Company had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, the Company may be entitled to greater depreciation deductions in the initial years following the formation of the Company. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test described above at "Federal Income Taxation of the Company-Annual Distribution Requirements." Under the terms of the Company's Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at a price not less than 95% of the fair market value of the shares after giving effect to certain items such as any discount and brokerage fees paid by the Company. Thus, distributions reinvested under the Purchase Plan will count towards satisfying the 95% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with the Company (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed of).

  CONVERSION OF CONVERTIBLE PREFERRED SHARES INTO COMMON SHARES

     No gain or loss will be recognized to a shareholder upon conversion of any convertible Preferred Shares solely into Common Shares. However, gain realized upon the receipt of cash paid in lieu of fractional Common Shares will be taxed immediately to a converting shareholder. Except to the extent of cash paid in lieu of fractional Common Shares, the adjusted tax basis for the Common Shares received upon the conversion will be equal to the adjusted tax basis of any convertible Preferred Shares converted, and the holding period of the Common Shares will include the holding period of any convertible Preferred Shares converted. A holder of any convertible Preferred Shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Shares.

  ADJUSTMENT OF CONVERSION PRICE

     Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to Preferred Shares. The operation of the conversion price adjustment provisions of any convertible Preferred Shares, or the failure to adjust fully the conversion price for any convertible Preferred Shares to reflect a distribution of shares, share warrants or share rights with respect to the Common Shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible Preferred Shares or the Common Shares if the effect is to increase such holders' proportionate interests in the Company. However, adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights will, generally, not be so treated. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

  REDEMPTION OF PREFERRED SHARES

     If the redemption price of Preferred Shares that is subject to optional redemption by the Company exceeds its issue price, and if such excess is not considered "reasonable", the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over

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

the period from issuance of such shares until the date the shares is first redeemable. In this respect, the regulations provide as a safe harbor that a redemption premium not in excess of 10% of the issue price of shares which is not redeemable for five years from the date of issue is considered reasonable for this purpose. Even if the precise tests of the safe harbor cannot be met, however, a call premium will be regarded as reasonable if such premium is in the nature of a penalty for a premature redemption of the Preferred Shares and such premium does not exceed the amount the issuer would be required to pay for the right to make such premature redemption under the market conditions existing at the time of issuance.

     Gain or loss recognized by a holder on a redemption of Preferred Shares will be treated as a gain or loss from the sale or exchange of the Preferred Shares (see "Other Disposition" below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder's interest in Common Shares and Preferred Shares is completely terminated as a result of the redemption, (ii) the redemption is "substantially disproportionate" with respect to the holder or (iii) the redemption is "not essentially equivalent to a dividend". Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event, requires a "meaningful reduction" in such holder's interest in the Company.

     If none of the above conditions is satisfied, the entire amount of the cash received on a redemption of the Preferred Shares will be treated as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits). The holder's basis in the redeemed Preferred Shares would, in such case, be transferred to the holder's remaining shares of the Company (if any).

  OTHER DISPOSITION

     Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as mid-term capital gain or loss if the holder held such Shares for more than one year but less than 18 months (in the case of individuals subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (in the case of individuals subject to tax at a maximum tax rate of 20%). For these purposes, the period for which any convertible Preferred Shares was held would be included in the holding period of any Common Shares received upon conversion thereof.

  WARRANTS

     A holder generally will not recognize income or loss upon the acquisition of a Warrant. A holder who receives shares upon the exercise of a Warrant should not recognize gain or loss except to extent of any cash received for fractional shares. Such a holder would have a tax basis in the shares acquired pursuant to a Warrant equal to the amount of the purchase price allocated to the Warrant plus the amount paid for the shares pursuant to the Warrant. The holding period for the shares acquired pursuant to a Warrant would begin on the date of exercise. Upon the subsequent sale the shares acquired pursuant to a Warrant or upon a sale of a Warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or Warrant, as the case may be. Such gain or loss would be mid-term capital gain or loss if the holding period for the shares or Warrant sold is more than one year but less than 18 months (subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (subject to tax at a maximum tax rate of 20%). The foregoing assumes that Warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to shares of the Company and that Code Section 1092 will not apply.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, any Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

  FOREIGN SHAREHOLDERS

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a Federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a Federal tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold Federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Recently adopted Treasury Regulations not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 1999. Under the Final Regulations, a Non-U.S. Holder seeking an exemption from withholding or a reduced rate of withholding on account of a treaty or the effectively connected income exemption would generally be required to provide a beneficial owner certificate on Form W-8, which form may include, among other things, the Non-U.S. Holder's taxpayer identification number and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in the entity. With respect to the withholding of the 30% tax on distributions to Non-U.S. Shareholders, the Final Regulations would allow the Company to make an election to estimate its earnings and profits and withhold the tax only on that portion of the gross distribution that would constitute a dividend. The Company may or may not make any such elections in the future.

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

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

  TAX-EXEMPT SHAREHOLDERS

     Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

TAX RISKS OF THE COMPANY'S OWNERSHIP INTEREST IN THE OPERATING PARTNERSHIP

     All of the Company's investments are through the Operating Partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company's partners or by the partnerships that could adversely affect the Company's qualification as a REIT, for example, by requiring the sale of a property. If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entity's) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships and the Operating Partnership's investment in the Subsidiary Partnerships. (The Operating Partnership and the Subsidiary Partnerships are sometimes collectively referred to herein individually as a "Partnership" and collectively as the "Partnerships".) The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

  CLASSIFICATION

     In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in Treasury Regulations Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii) does not elect to be classified for Federal income tax purposes as a corporation. In the opinion of Bryan Cave LLP, based on certain representations of the Company, each Partnership qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entities) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends, and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of the Company--General", and "--Income Tests" and "--Asset Tests" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

     A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company, in the case of each of the Partnerships (and the Operating Partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

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  PARTNERSHIP ALLOCATIONS

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

     Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code using the equivalent of the "traditional method" described in Treasury Regulations Section 1.704-3(b).

  DEPRECIATION

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the Operating Partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by the Operating Partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership (or the Subsidiary Partnerships).

     As of the closing of the Initial Offering, the Operating Partnership revalued its assets and restated the capital account of the partners to fair market value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the Treasury Regulations under Section 704(c) of the Code.

  SALE OF THE OPERATING PARTNERSHIP PROPERTY

     Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of the Operating Partnership's assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in its property prior to the closing of the Initial Offering ("Built-in-Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the closing of the Initial Offering and the adjusted tax basis of the Operating Partnership in such property upon the
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closing of the Initial Offering. However, the Company will not be allocated any
Built-in-Gains by the Operating Partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     The Company's share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

  PARTNERSHIP ANTI-ABUSE REGULATIONS

     Under the "Partnership Anti-Abuse Rules" contained in Treasury Regulations
Section 1.702-2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing Federal tax liabilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702-2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti-Abuse Rules should not affect the Company's ability to qualify as a REIT.

  STATE, LOCAL AND FOREIGN TAXATION

     The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to

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

participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Shares and the Series B Preferred Shares which are listed on the NYSE. Any Common Shares or Series B Preferred Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Offered Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 ERISA MATTERS

     The Company may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Offered Securities should consult with its legal counsel.

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                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Bryan Cave LLP, New York, New York. The legal authorization and issuance of the Offered Securities, as well as certain other legal matters concerning Maryland law, will be passed upon for the Company by Venable LLP, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Bryan Cave LLP.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, and the audited statement of revenues and certain expenses included in our Current Report on Form 8K/A as filed with the Commission on October 27, 2003, and our Current Report on Form 8-K as filed with the Commission on January 20, 2004, as set forth in the reports, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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